UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
_____________________________________________________________________

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CLOUDFLARE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Cloudflare, Inc.
101 Townsend Street
San Francisco, California 94107
April 21, 2025
NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD VIRTUALLY ON JUNE 5, 2025
Dear Stockholder:
We are pleased to invite you to attend the 2025 Annual Meeting of Stockholders, including any adjournments, continuations, or postponements thereof (the Annual Meeting), of Cloudflare, Inc. (Cloudflare) to be held virtually on Thursday, June 5, 2025 at 8:30 a.m. Pacific Time. The Annual Meeting will be held via a live interactive audio webcast on the Internet. If you held shares of our Class A common stock or Class B common stock at the close of business on April 10, 2025, you will be able to vote and submit your appropriate questions during the meeting at www.virtualshareholdermeeting.com/NET2025. We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:
•to elect as Class III directors the three nominees named in the proxy statement, to serve until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal;
•to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
•to approve, on an advisory basis, the compensation of our named executive officers; and
•to transact any other business that properly comes before the Annual Meeting.
We have elected to provide Internet access to our Annual Meeting materials, which include the proxy statement for our Annual Meeting (the Proxy Statement) accompanying this notice, in lieu of mailing printed copies. On or about April 21, 2025, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the Notice) containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024 (2024 Annual Report). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The Proxy Statement and our 2024 Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on the Notice, on your proxy card, or in the instructions that accompanied your proxy materials.
Our Board of Directors has fixed the close of business on April 10, 2025 as the record date for the Annual Meeting. Only stockholders of record at the close of business on April 10, 2025 are entitled to notice of, and to vote, during the Annual Meeting as set forth in the Proxy Statement. A list of stockholders eligible to vote at the Annual Meeting will be available for review during our regular business hours at our principal executive offices for the ten days prior to the meeting for any purpose related to the meeting.
Your vote is important. Whether or not you plan to virtually attend the meeting, please ensure that your shares are represented and voted during the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system.
Thank you for your ongoing support of, and continued interest in, Cloudflare.
By order of the Board of Directors,

Matthew Prince	Michelle Zatlyn
Co-founder & CEO	Co-founder & President

Cloudflare, Inc.
101 Townsend Street
San Francisco, California 94107
PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 8:30 AM PACIFIC TIME ON THURSDAY, JUNE 5, 2025

GENERAL INFORMATION
Our Board of Directors solicits your proxy on our behalf for the 2025 Annual Meeting of Stockholders, including any adjournments, continuations, or postponements thereof (the Annual Meeting), for the purposes set forth in this proxy statement for our Annual Meeting (this Proxy Statement) and the accompanying Notice of Annual Meeting. The Annual Meeting will be held via a live audio webcast on the Internet on Thursday, June 5, 2025 at 8:30 a.m. Pacific Time. The Notice of Internet Availability of Proxy Materials (the Notice) containing instructions on how to access this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2024 (2024 Annual Report) is first being mailed on or about April 21, 2025 to all stockholders entitled to vote at the Annual Meeting. If you held shares of our Class A common stock or Class B common stock at the close of business on April 10, 2025, you are invited to virtually attend the meeting at www.virtualshareholdermeeting.com/NET2025 and vote on the proposals described in this Proxy Statement.
In this Proxy Statement, the terms "Cloudflare," "the company," "we," "us," and "our" refer to Cloudflare, Inc. and its subsidiaries. The mailing address of our principal executive offices is 101 Townsend Street, San Francisco, California 94107.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.
What matters are being voted on during the Annual Meeting?
You will be voting on the following proposals:
•the election of Stacey Cunningham, Mark Hawkins, and Carl Ledbetter as Class III directors, to serve until the 2028 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal;
•the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025;
•to approve, on an advisory basis, the compensation of our named executive officers; and
•any other business as may properly come before the Annual Meeting.
As of the date of this Proxy Statement, our management and Board of Directors were not aware of any other matters to be presented at the Annual Meeting.
For a discussion of who our “named executive officers” are, see the section titled “Executive Compensation—Compensation Discussion and Analysis.”
How does the Board of Directors recommend that I vote on these proposals?
Our Board of Directors recommends that you vote your shares:
•"FOR" the election of Stacey Cunningham, Mark Hawkins, and Carl Ledbetter as Class III directors;
•"FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025; and

•"FOR" the approval, on an advisory basis, of the compensation of our named executive officers.
How many votes are needed for approval of each proposal?
Proposal One:  The election of directors requires a plurality of the voting power of the shares of our common stock present virtually or by proxy during the Annual Meeting and entitled to vote thereon to be approved. "Plurality" means that the nominees who receive the largest number of votes cast "FOR" such nominees are elected as directors. As a result, any shares not voted "FOR" a particular nominee, whether as a result of stockholder abstention or a broker non-vote (in other words, where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter), will not be counted in such nominee's favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director.
Proposal Two:  The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy during the Annual Meeting and entitled to vote thereon to be approved. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote "AGAINST" this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.
Proposal Three: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy during the Annual Meeting and entitled to vote thereon to be approved. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our Board of Directors or our company. Our Board of Directors and our compensation committee, however, will consider the outcome of the vote when determining named executive officer compensation.
Who is entitled to vote?
Holders of either our Class A common stock or Class B common stock as of the close of business on April 10, 2025, which is the record date for the Annual Meeting (the Record Date), may vote during the Annual Meeting. As of the Record Date, there were 310,319,085 shares of our Class A common stock and 36,229,126 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this Proxy Statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this Proxy Statement as our "common stock."
A list of stockholders eligible to vote at the Annual Meeting will be available for review during our regular business hours at our principal executive offices for the ten days prior to the Annual Meeting for any purpose related to the Annual Meeting. If you would like to view the list, please contact our corporate secretary to schedule an appointment by writing to him at Cloudflare, Inc., 101 Townsend Street, San Francisco, California 94107, Attention: Secretary.
Registered Stockholders. If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (Computershare), then you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live during the Annual Meeting. Throughout this Proxy Statement, we refer to these registered stockholders as "stockholders of record."
Street Name Stockholders. If your shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, then you are considered to be the beneficial owner of shares that are held in "street name," and the Notice was forwarded to you by your broker, bank, or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live during the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as "street name stockholders."
What is the quorum requirement?
A quorum is the minimum number of shares required to be present or represented by proxy during the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, whether virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum for the Annual Meeting. The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another time or place.
How do I vote and what are the voting deadlines?
If you are a stockholder of record, there are four ways to vote:
(1) by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 4, 2025 (have your Notice or proxy card in hand when you visit the website);
(2) by toll-free telephone at 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 4, 2025 (have your Notice or proxy card in hand when you call);
(3) by completing, signing, and mailing your proxy card (if you received printed proxy materials) to be received prior to the scheduled start of the Annual Meeting; or
(4) by Internet during the Annual Meeting. Instructions on how to virtually attend and vote during the Annual Meeting are described at www.virtualshareholdermeeting.com/NET2025 (have your Notice or proxy card in hand when you visit the website).
If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form and may be able to vote by telephone or on the Internet, depending on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the virtual Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.
Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•notifying our Secretary, in writing, at Cloudflare, Inc., 101 Townsend Street, San Francisco, California 94107 before the vote is counted;
•voting again using the telephone or Internet before 11:59 p.m. Eastern Time on June 4, 2025 (your latest telephone or Internet proxy is the one that will be counted);
•by completing and mailing a later-dated proxy card (which must be received prior to the scheduled start of the Annual Meeting); or
•attending and voting during the Annual Meeting. Simply logging into the Annual Meeting will not, by itself, revoke your proxy.
If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank, or nominee.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. Matthew Prince, Michelle Zatlyn, and Thomas Seifert have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted during the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this Proxy Statement are properly presented during the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned or postponed, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
What is the effect of abstentions and broker non-votes?

Votes withheld from any nominee, abstentions, and broker non-votes are counted as present for purposes of determining the presence of a quorum. Shares voting “WITHHOLD” on Proposal One will have no impact on the outcome of Proposal One. Abstentions will have the same effect as a vote "AGAINST" on Proposals Two and Three.
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank, or other nominee will have discretion to vote your shares on our sole "routine" matter, which is the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Absent direction from you, your broker, bank, or other nominee will not have discretion to vote on Proposals One or Three, which are "non-routine" matters. In the event that your broker, bank, or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.
How are proxies solicited for the Annual Meeting and who is paying for such solicitation?
Our Board of Directors is soliciting proxies for use in the Annual Meeting by means of the proxy materials. All expenses associated with this solicitation will be borne by us, including the preparation, assembly, printing, mailing, and distribution of these proxy materials. In addition, we will reimburse brokers, banks, and other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. Our directors, officers, and other employees may also solicit proxies in person, by mail, telephone, email, or by other means of communication. Our directors, officers, and other employees will not be paid any additional compensation for soliciting proxies.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results during the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission (SEC) within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this Proxy Statement and our 2024 Annual Report, primarily via the Internet. As a result, we are mailing our stockholders the Notice instead of a paper copy of the proxy materials. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 21, 2025 to all stockholders entitled to vote during the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
What does it mean if I receive more than one Notice or more than one set of printed proxy materials?
If you receive more than one Notice or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one paper copy of the Notice or proxy materials. How may I obtain an additional copy of the Notice or proxy materials?
We have adopted a procedure called "householding," which is permitted by SEC rules. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of next year's Notice and, if applicable, our proxy materials, such stockholder may contact us at:

Cloudflare, Inc.
Attention: Investor Relations
101 Townsend Street
San Francisco, California 94107
Street name stockholders may contact their broker, bank, or other nominee to request information about householding.
What is the deadline to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
As provided in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year's annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2026 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 22, 2025. In addition, stockholder proposals must comply with the other requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Cloudflare, Inc.
Attention: Secretary
101 Townsend Street
San Francisco, California 94107
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board of Directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2026 annual meeting of stockholders, our Secretary must receive the written notice at the address set forth above:
•not earlier than the close of business on February 5, 2026; and
•not later than the close of business on March 7, 2026.
In the event that we hold the 2026 annual meeting of stockholders more than 25 days before or after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made.
Pursuant to Rule 14a-8, if a stockholder has notified us of his, her, or its intention to electronically present a proposal at an annual meeting of stockholders but does not appear to electronically present his, her, or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee's name and qualifications for membership on our Board of Directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled "Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors."
Further, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under "Stockholder Proposals" for stockholder proposals that are not intended to be included in our proxy statement.
In addition to satisfying the requirements of our amended and restated bylaws, including the earlier notice deadlines set forth above and therein, to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees (other than our nominees) must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act.
Availability of Bylaws
A copy of our amended and restated bylaws is available via the SEC's website at http://www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
What do I need to be able to attend the Annual Meeting online?
We will be hosting our Annual Meeting via live webcast only. You are entitled to participate in the Annual Meeting only if you were a stockholder as of the close of business on April 10, 2025, or if you hold a valid proxy for the Annual Meeting. Any such stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/NET2025. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice, on your proxy card, or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com. If you do not have a control number, you will be able to listen to the meeting only and you will not be able to vote or submit your appropriate questions during the meeting.
The Annual Meeting webcast will begin promptly at 8:30 a.m. Pacific Time on Thursday, June 5, 2025. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:15 a.m. Pacific Time, and you should allow ample time for the check-in procedures.
Why is this Annual Meeting being held virtually?
We are continuously exploring technologies and services that will best permit our stockholders to engage with us from any location around the world and exercise their vote. As was the case for last year's annual meeting of stockholders, we have decided to conduct the Annual Meeting on a virtual basis because we believe it will be more beneficial than holding a live meeting. The virtual meeting technology that we use provides ease of access and real-time communication, while reducing the environmental impact and costs associated with an in-person meeting. We believe that by hosting our Annual Meeting virtually, our stockholders will be provided comparable rights and opportunities to participate as they would at an in-person meeting, while offering a greater level of flexibility for many of our stockholders who may not be able to attend an annual meeting of stockholders in person.
Stockholders of record and street name stockholders with a legal proxy from their broker, bank, or other nominee will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/NET2025, which will allow such stockholders to submit appropriate questions and vote shares electronically during the Annual Meeting. We believe our stockholders’ increased opportunity to participate in the Annual Meeting virtually should alleviate any concerns about disenfranchisement of our stockholder base as a result of our decision not to hold the Annual Meeting in person.
How can I submit a question before or during the Annual Meeting?
If you want to submit a question in compliance with the rules of conduct of the Annual Meeting (the Rules of Conduct) during the Annual Meeting, log into www.virtualshareholdermeeting.com/NET2025, type your question into the “Ask a Question” field, and click “Submit.” Stockholders are permitted to submit appropriate questions before and during the Annual Meeting via www.proxyvote.com and the virtual meeting website, respectively, that are in compliance with the Rules of Conduct that will be available on the virtual meeting website and with a limit of one question per stockholder. We will answer as many questions submitted in accordance with the Rules of Conduct as possible in the time allotted for the meeting. Only questions that are relevant to an agenda item to be voted on by stockholders and otherwise in compliance with the Rules of Conduct will be answered. Our virtual meeting website will also contain instructions for accessing technical support to assist in the event a stockholder encounters any difficulties accessing the virtual meeting. The questions received during the meeting that comply with the Rules of Conduct and our answers to such questions will be available as soon as practicable after the Annual Meeting on https://cloudflare.NET. The questions and answers will remain available on https://cloudflare.NET for one week after posting.
What if I have technical difficulties or trouble accessing the Annual Meeting?
If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/NET2025. Technical support will be available starting at 8:15 a.m. Pacific Time on Thursday, June 5, 2025 and will remain available until the Annual Meeting has ended.
Who will count the votes?
Votes will be counted by the inspector of election appointed for the Annual Meeting by our Board of Directors.
How can I contact the company’s transfer agent?
You may contact our transfer agent, Computershare, by telephone at 1-800-736-3001 or by regular mail to P.O. Box 43078, Providence, RI 02940-3078 or by overnight delivery to 150 Royall St., Suite 101, Canton, MA 02021. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at www.computershare.com/investor.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board of Directors, which is elected by our stockholders. Our Board of Directors consists of nine sitting directors, all of whom, other than Dr. Graham-Cumming, Mr. Prince, and Ms. Zatlyn, qualify as "independent" under the listing standards of the New York Stock Exchange (the NYSE). Our Board of Directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, one class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth information regarding our directors, including their ages and current committee assignments, as of March 31, 2025:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Employee Directors:
Matthew Prince	II	50	Chief Executive Officer and Co-Chair of the Board of Directors	2009	2027	—
Michelle Zatlyn	I	45	President and Co-Chair of the Board of Directors	2009	2026	—
Non-Employee Directors:						—
Stacey Cunningham(3)	III	50	Director	2025	2025	2028
John Graham-Cumming	II	57	Director	2025	2027	—
Mark Hawkins(1)	III	65	Director	2022	2025	2028
Karim Lakhani(3)	I	54	Director	2025	2026	—
Carl Ledbetter(1)(2)	III	75	Director	2009	2025	2028
Scott Sandell(2)	I	60	Lead Independent Director	2010	2026	—
Katrin Suder(1)(3)	II	53	Director	2019	2027	—
_______________________
(1)Member of the audit committee.
(2)Member of the compensation committee.
(3)Member of the nominating and corporate governance committee.

Our Board of Directors believes that directors who provide a significant breadth of experience, knowledge, education, and abilities in areas relevant to our business, while also representing a diversity of race, ethnicity, LGBTQ status, gender, age, geography, and other individual qualities and attributes contribute to a well-balanced and effective board. The metrics of our Board of Directors are highlighted in the following graphic.

Information Concerning Director Nominees
Stacey Cunningham. Ms. Cunningham has served as a member of our Board of Directors and as a member of our nominating and corporate governance committee since March 2025. She has served as Operating Partner of Advent International, a global private equity company, since October 2022. From May 2018 to January 2022, Ms. Cunningham served as President of NYSE Group, which includes the New York Stock Exchange, and as the New York Stock Exchange’s Chief Operating Officer from June 2015 until May 2018. Ms. Cunningham currently serves on the board of directors of the New York Stock Exchange. She holds a B.S. in Industrial Engineering from Lehigh University.
Ms. Cunningham was selected to serve on our Board of Directors because of her experience as an executive officer of a market leading company and her significant experience with financial markets and public companies, including corporate governance standards.
Mark Hawkins.    Mr. Hawkins has served on our Board of Directors and as Chair of our audit committee since June 2022. He served as President and Chief Financial Officer Emeritus Advisor for Salesforce, Inc., a software company, from February 2021 to November 2021. Prior to that, he served as President and Chief Financial Officer and Principal Financial Officer of Salesforce, Inc. from August 2017 to January 2021, and as the Chief Financial Officer, Principal Financial Officer and Executive Vice President of Salesforce, Inc. from August 2014 to August 2017. From April 2009 to July 2014, Mr. Hawkins served as Executive Vice President, Chief Financial Officer, and Principal Financial Officer of Autodesk, Inc., a design software and services company. Mr. Hawkins previously served as Chief Financial Officer and Senior Vice President of Finance and Information Technology at Logitech International S.A., a global hardware company, from April 2006 to April 2009. Mr. Hawkins currently serves on the board of directors and audit and compensation committees of Toast, Inc., a software company, and the board of directors and audit committee of Workday, Inc., a software company. He previously served on the board of directors of SecureWorks Corp., a global cybersecurity company, and in 2021, he briefly served on the board of directors of Fidelity National Information Services, Inc., a financial technology company, before stepping down from the role. He holds a B.A. in Operations Management from Michigan State University and an M.B.A from University of Colorado. He also completed the Advanced Management Program at Harvard Business School.
Mr. Hawkins was selected to serve on our Board of Directors due to his experience as an executive officer and director of publicly traded software and technology companies and his financial expertise in the technology industry.
Carl Ledbetter. Dr. Ledbetter has served as a member of our Board of Directors since November 2009 and as a member of our audit committee since December 2018. In addition, he has served as a member of our compensation committee since March 2021 and as Chair since September 2023. Dr. Ledbetter previously served as Chair of our nominating and corporate governance committee from August 2019 until September 2023. Dr. Ledbetter has served as the Chairman and Chief Technology Officer of SimpleRose, Inc., a software company, since July 2018 and as Chief Executive Officer of SimpleRose, Inc. since August 2019. He served as a Managing Director of Pelion Venture Partners, a venture capital firm, from January 2003 through June 2018 and as a Special Advisor from June 2018 until December 2019. Dr. Ledbetter has served on the boards of directors of four other public companies and more than thirty privately-held companies during his career. Dr. Ledbetter holds a B.S. in Mathematics from the University of Redlands, an M.S. in Mathematics from Brandeis University, and a Ph.D. in Mathematics from Clark University.
Dr. Ledbetter was selected to serve on our Board of Directors because of his understanding of networking technology and his experience as a director of several technology companies.

Information Concerning Directors Not Standing for Election at the Annual Meeting
John Graham-Cumming. Dr. Graham-Cumming has served as a member of our Board of Directors since March 2025. Dr. Graham-Cumming served as our Chief Technology Officer from 2016 until March 2025. Prior to that, he served as a Programmer for us from December 2011 until 2016. Dr. Graham-Cumming holds a B.A. and M.A. in Mathematics and Computation and a D.Phil. in “The formal development of secure systems” from the University of Oxford.
Dr. Graham-Cumming was selected to serve on our Board of Directors because of his extensive experience as our former Chief Technology Officer and intimate knowledge of our company, our products and technology, the market in which we compete, and our customer needs, as well as his knowledge of the Internet and its underlying technologies including the use of machine learning and artificial intelligence.

Karim Lakhani. Dr. Lakhani has served as a member of our Board of Directors and as a member of our nominating and corporate governance committee since March 2025. Dr. Lakhani has served as a professor of business administration at the Harvard Business School since July 2006. Since September 2010, he has served as the founder and co-director of the Laboratory for Innovation Science at Harvard and as the principal investigator of the NASA Tournament Laboratory. Since February 2022, he has also served as co-founder and chair of the Digital, Data, and Design (D^3) Institute at Harvard. Dr. Lakhani holds a B.Eng.Mgt. in Electrical Engineering and Management from McMaster University, an SM degree in Technology and Policy from MIT, and a Ph.D. in Management from MIT.
Dr. Lakhani was selected to serve on our Board of Directors because of his extensive expertise in technological innovation, artificial intelligence, and company strategy.
Matthew Prince. Mr. Prince is one of our Co-Founders and has served as our Chief Executive Officer since July 2009. He currently serves as Co-Chair of our Board of Directors and was Chair from July 2009 until February 2025. He also co-founded Unspam Technologies, Inc., a software and services company, and has served as its Chair since December 2001. Mr. Prince holds a B.A. in English and a minor in Computer Science from Trinity College-Hartford, a J.D. from the University of Chicago Law School, and an M.B.A. from Harvard Business School.
Mr. Prince was selected to serve on our Board of Directors because of the perspective and experience he brings as our Chief Executive Officer and as one of our Co-Founders.
Scott Sandell. Mr. Sandell has served as a member of our Board of Directors since November 2010, as a member of our compensation committee since February 2019, and as our Lead Independent Director since September 2019. He has served as the Chief Investment Officer and Executive Chairman of New Enterprise Associates, Inc. (NEA), a venture capital firm, since 2023 and 2024, respectively. Previously, Mr. Sandell served as Chairman and CEO from April 2023 to April 2024, Managing General Partner of NEA from April 2017 until April 2023, Co-Managing General Partner from March 2015 to April 2017, and as a General Partner since September 2000. Mr. Sandell joined NEA in January 1996 and served as head of the firm’s technology investing practice for 10 years. He currently serves on the board of directors and the leadership, diversity, equity, inclusion and compensation committee of Coursera, Inc., an online learning platform, and the boards of directors of several privately-held companies. Mr. Sandell previously served on the board of directors of Bloom Energy Corporation, a provider of solid-oxide fuel cell systems, Robinhood Markets, Inc., a financial technology company, and Tuya, Inc., an IoT development platform service provider. Mr. Sandell holds an A.B. in Engineering from Dartmouth College and an M.B.A. from Stanford University.
Mr. Sandell was selected to serve on our Board of Directors because of his leadership experience and experience as a director of both publicly and privately held technology companies.
Katrin Suder. Dr. Suder has served as a member of our Board of Directors and as a member of our audit committee since August 2019, as well as a member of our nominating and corporate governance committee since September 2023. Since January 2019, she has been employed by TAE Advisory & Sparring GmbH, a consulting company which Dr. Suder co-founded, and previously served as TAE's co-Chief Executive Officer from January 2019 until December 2023. From August 2018 until December 2022, Dr. Suder served as Chairperson of the Advisory Council on Digitalization to the German Federal Government. From August 2014 until April 2018, Dr. Suder served as State Secretary for the German Federal Ministry of Defense. From October 2000 to July 2014, she was employed by McKinsey & Company, a management consulting company, where she managed the German Public Sector Practice from 2010 to 2014. Dr. Suder currently serves on the supervisory board of LEG Immobilien SE, a German property company, and Deutsche Post AG, a logistics company. Dr. Suder holds a B.A. in German Literature and Theater and a Ph.D. in Computational Neuroscience from Ruhr University Bochum.
Dr. Suder was selected to serve on our Board of Directors because of her experience at the intersection of technology, business, and policy.
Michelle Zatlyn. Ms. Zatlyn is one of our Co-Founders and has served as our President since December 2020. She has also served as Co-Chair of our Board of Directors since February 2025. She previously served as our Chief Operating Officer from 2016 until February 2025 and as our Head of User Experience from 2009 until 2016. Ms. Zatlyn has served as a member of our Board of Directors since November 2009. Ms. Zatlyn currently serves on the board of directors and the audit committee of Atlassian Corporation, Plc. She holds a B.Sc. in Chemistry and Business from McGill University and an M.B.A. from Harvard Business School.
Ms. Zatlyn was selected to serve on our Board of Directors because of the perspective and experience she brings as our President and as one of our Co-Founders.

Director Independence
Our Class A common stock is listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company's board of directors. In addition, the listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company's audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the NYSE, a director will only qualify as an "independent director" if the listed company’s board of directors affirmatively determines that the director does not have a material relationship with the company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the company). As noted in the commentary to the listing standards, the concern underlying these listing standards is independence from management.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the listing standards of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NYSE.
Our Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board of Directors has affirmatively determined that each of our directors, other than Dr. Graham-Cumming, Mr. Prince, and Ms. Zatlyn, does not have any material relationship with our company and that each of these directors is "independent" as that term is defined under the listing standards of the NYSE and the applicable rules and regulations of the SEC. In making these affirmative determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining the independence of the non-employee directors, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled "Certain Relationships and Related Party Transactions."
There are no family relationships among any of our directors or executive officers.
Board Leadership Structure
Matthew Prince, our Co-Founder and Chief Executive Officer, and Michelle Zatlyn, our Co-Founder and President, each serve as Co-Chair of our Board of Directors, preside over meetings of our Board of Directors, and hold such other powers and carry out such other duties as are customarily carried out by the Chair of our Board of Directors. Our independent directors bring experience, oversight, and expertise from outside of our company, while Mr. Prince and Ms. Zatlyn each bring current company-specific experience, leadership, and insight as our Co-Founders and as our Chief Executive Officer and our President, respectively.
Our Board of Directors has adopted corporate governance guidelines that provide that one of our independent directors should serve as our Lead Independent Director if the Chair is not independent. Our Board of Directors has appointed Scott Sandell to serve as our Lead Independent Director. As Lead Independent Director, Mr. Sandell presides over periodic meetings of our independent directors, has authority to call additional meetings of the independent directors, meets regularly with our Co-Chairs and serves as a liaison between our Co-Chairs and our independent directors, facilitates effective and candid communication to optimize performance of the Board of Directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate. The Board of Directors believes that our structure is appropriate and provides independent leadership and engagement from the Lead Independent Director, while providing the benefit of having our Chief Executive Officer and our President, the individuals with primary responsibility for managing the company’s day-to-day operations, co-chair regular Board of Directors meetings as key business and strategic issues are discussed.

Board Meetings and Committees
During our fiscal year ended December 31, 2024, our Board of Directors held six meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served, other than Mark Anderson, whose attendance was below 75%.
Although our corporate governance guidelines do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. All of our then-serving directors virtually attended our 2024 annual meeting of stockholders (the 2024 Annual Meeting).
Our Board of Directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our Board of Directors is described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.
Audit Committee
Our audit committee consists of Mr. Hawkins, Dr. Ledbetter, and Dr. Suder, with Mr. Hawkins serving as Chair. Each member of our audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our Board of Directors has determined that each of Mr. Hawkins and Dr. Ledbetter is an "audit committee financial expert" within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the Securities Act). Our audit committee is responsible for, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence, and overseeing performance, of the independent registered public accounting firm;
•reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;
•reviewing our financial statements and our critical accounting policies and estimates;
•reviewing the adequacy and effectiveness of our internal controls;
•developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls, or audit matters;
•overseeing our policies on risk assessment and risk management;
•overseeing compliance with our code of business conduct and ethics;
•reviewing related party transactions;
•pre-approving all audit and all permissible non-audit services to be performed by the independent registered public accounting firm; and
•overseeing the adoption of new accounting standards.
No member of our audit committee may serve on the audit committee of more than three public companies, including Cloudflare, unless the Board of Directors determines that such simultaneous service would not impair the ability of such member to effectively serve on the audit committee and discloses such determination in accordance with the requirements of the NYSE.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at https://cloudflare.NET.
Our audit committee held eight meetings during the fiscal year ended December 31, 2024.

Compensation Committee
Our compensation committee consists of Dr. Ledbetter and Mr. Sandell, with Dr. Ledbetter serving as Chair. Each member of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:
•making recommendations to our Board of Directors regarding the compensation of our executive officers, including our Chief Executive Officer and our President;
•administering our equity compensation plans;
•reviewing, approving, and administering incentive compensation and equity compensation plans;
•reviewing and approving our overall compensation philosophy; and
•making recommendations regarding non-employee director compensation to our full Board of Directors.
Our compensation committee has engaged an independent consultant, Compensia, Inc. (Compensia), to advise the compensation committee on an as-needed basis with respect to executive and non-employee director compensation matters. Compensia reports directly to the compensation committee and does not provide services to company management, although Compensia typically coordinates with company management for data collection and materials related to their committee work. For more information on the processes and procedures followed by the compensation committee for the consideration and determination of executive compensation, see the section titled “Compensation Discussion and Analysis.”
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at https://cloudflare.NET.
Our compensation committee held four meetings during the fiscal year ended December 31, 2024.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Ms. Cunningham, Dr. Lakhani, and Dr. Suder. Ms. Eitel served on the nominating and corporate governance committee until March 2025. Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:
•identifying, evaluating, and selecting, or making recommendations to our Board of Directors regarding, nominees for election to our Board of Directors and its committees;
•overseeing the evaluation of the performance of our Board of Directors and of individual directors;
•considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;
•overseeing our corporate governance practices;
•overseeing our policies and practices regarding corporate social responsibility and sustainability programs;
•contributing to succession planning; and
•developing and making recommendations to our Board of Directors regarding corporate governance guidelines, code of business conduct and ethics, and related matters.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at https://cloudflare.NET.
Our nominating and corporate governance committee held three meetings during the fiscal year ended December 31, 2024.
Compensation Committee Interlocks and Insider Participation
During 2024, Dr. Ledbetter and Mr. Sandell served as members of our compensation committee. During 2024, none of the then-serving members of our compensation committee had been an officer or employee of our company. Mr. Anderson served as a member of our compensation committee until January 2024 and, in February 2024, was hired as the company's President of Revenue. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or compensation committee. See the section titled "Certain Relationships and Related Party Transactions" for information about related party transactions involving members of our compensation committee or their affiliates.
Executive Sessions of Non-Employee Directors
To encourage and enhance communication among non-employee directors, and as required under applicable NYSE rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or management present on a periodic basis but no less than twice per year. Such executive sessions will be led by independent directors. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in executive session on a periodic basis but not less than twice per year.

Considerations in Evaluating Director Nominees
Identifying and Evaluating Director Nominees
Our Board of Directors has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board of Directors (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the committee's charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors based on feedback collected through annual performance self-evaluations and skills assessments completed by our directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates to the Board of Directors for its approval as director nominees for election to the Board of Directors.
Director Qualifications
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, including current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, diversity of experience, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest, and other commitments, including service on other public company boards of directors and related committees. Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board and committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings (and, in no event, attend fewer than 75% of such meetings). Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders' best interests.
Although our Board of Directors does not maintain a specific policy with respect to board diversity, our Board of Directors believes that our Board of Directors should be a diverse body. In evaluating director candidates, including members of our Board of Directors eligible for re-election, our nominating and corporate governance committee considers factors including, without limitation, issues of character, integrity, judgment, independence, length of service, potential conflicts of interest, other commitments and diversity, and with respect to diversity, such factors as gender, race, ethnicity, LGBTQ status, age, professional background, experience, perspective and area of expertise as well as other individual qualities and attributes that contribute to the total diversity of viewpoints and experience represented on our Board of Directors. Nominees must also have the highest personal and professional ethics and integrity and the ability to assist and support our management team based on proven achievement and leadership in the companies or institutions with which they are affiliated. Director candidates must understand the fiduciary responsibilities that are required of a member of our Board of Directors and have sufficient time available in the judgment of our nominating and corporate governance committee to diligently perform all Board of Directors and committee responsibilities.
Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board of Directors the director nominees for selection.
The foregoing considerations were all applied by the nominating and corporate governance committee during a thorough process to review candidates for our Board of Directors. As a result of that process, the nominating and corporate governance committee recommended, and our Board of Directors decided to nominate, each of Ms. Cunningham, Mr. Hawkins, and Dr. Ledbetter as candidates for re-election at the upcoming Annual Meeting.

Stockholder Recommendations and Nominations to the Board of Directors
Our nominating and corporate governance committee will consider director candidates recommended by stockholders holding at least one percent (1%) of our fully diluted capitalization continuously for at least 12 months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws, and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, and our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include information about the candidate, information regarding any relationships between the candidate and Cloudflare, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our capital stock, a signed letter from the candidate confirming willingness to serve on our Board of Directors, and any additional information required by our amended and restated bylaws. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also directly nominate persons for our Board of Directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and Rule 14a-19 and should be sent in writing to our Secretary at Cloudflare, Inc., 101 Townsend Street, San Francisco, California 94107. To be timely for the 2026 annual meeting of stockholders, nominations must be received by our Secretary observing the same deadlines for stockholder proposals discussed above under “General Information—What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?”
Communications with Our Board of Directors
Interested parties wishing to communicate with non-management members of our Board of Directors may do so by writing and mailing the correspondence to our Secretary at Cloudflare, Inc., 101 Townsend Street, San Francisco, California 94107. Each communication should set forth (i) the name and address of the sender and (ii) the class and number of shares of our common stock, if any, that are owned of record or beneficially owned by the sender.
Our Secretary or legal department, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming stockholder communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to the Lead Independent Director.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board of Directors has adopted corporate governance guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board of Directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, President, Chief Financial Officer, and other executive and senior financial officers. The full text of our corporate governance guidelines and our code of business conduct and ethics is posted on our website at https://cloudflare.NET. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website, or in filings under the Exchange Act.
Role of the Board in Risk Oversight
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, cybersecurity, legal and compliance, and reputational. We have designed and implemented processes to manage these risks. Management is responsible for the day-to-day oversight and management of risks our company faces, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our Board of Directors believes that open communication between management and our Board of Directors is essential for effective risk management and oversight. Consistent with this approach, our Board of Directors, with the assistance of its committees, regularly reviews our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team at each of its regular meetings. Directors also have access to management outside of its regular meetings and are free to ask any questions and receive all information necessary to perform their duties as a director. Our Board of Directors also receives regular reports on all significant committee activities at each of its regular meetings, and evaluates the risks inherent in significant transactions.
While our Board of Directors ultimately is responsible for risk oversight, the committees of our Board of Directors assist it in fulfilling its oversight responsibilities in certain areas of risk. For example, our audit committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and cybersecurity, and discusses with management, our internal audit function, and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our nominating and corporate governance committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board and committee organization, director independence, conflicts of interest, corporate social responsibility and sustainability programs, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies by reviewing, in consultation with management and Compensia, our compensation committee's independent compensation consultant, our compensation plans, policies, and practices for named executive officers and other employees. These committees provide regular reports on our risk management efforts to the full Board of Directors.

Non-Employee Director Compensation
We have adopted a compensation policy for our non-employee directors. Under this director compensation policy, each non-employee director receives the cash and equity compensation for his or her board services described below. We also reimburse our non-employee directors for reasonable, customary, and documented travel expenses to board and committee meetings. This policy was developed with input from Compensia regarding practices and compensation levels at comparable companies. We considered and discussed these recommendations and data, and considered the specific duties and committee responsibilities of particular directors. After careful consideration of this information and the scope of the duties and responsibilities of our non-employee directors, our Board of Directors adopted and our stockholders approved the director compensation policy. We review the director compensation policy every other year, with the most recent review occurring in April 2024, and we continue to believe this policy provides reasonable compensation to our non-employee directors that is commensurate with their contributions and appropriately aligned with our peers.
The policy includes a maximum annual limit of $750,000 of cash compensation and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP)). Any cash compensation paid or equity awards granted to a person for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.
Cash Compensation
Under the director compensation policy, each non-employee director is paid an annual cash retainer of $30,000. In addition, non-employee directors are entitled to receive the following cash compensation for annual service in the following positions:

Chair of the audit committee	$20,000
Member of the audit committee (other than Chair)	$10,000
Chair of the compensation committee	$12,000
Member of the compensation committee (other than Chair)	$6,000
Chair of the nominating and corporate governance committee	$7,500
Member of the nominating and corporate governance committee (other than Chair)	$4,000
Each non-employee director who serves as a committee chair will receive only the additional annual cash fee as the chair of the committee, and not the additional annual fee as a member of the committee. All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.
Equity Compensation
Initial Award
Each person who first becomes a non-employee director will receive, on the first trading date on or after the date on which the person first becomes a non-employee director, an initial award of restricted stock units (RSUs) covering a number of shares of our Class A common stock having a grant date fair value (determined in accordance with GAAP) equal to $400,000, rounded down to the nearest whole share. This initial award will vest in equal annual installments on each of the first three anniversaries of the date of becoming a non-employee director, subject to continuing to provide services to us through each applicable vesting date. If the person was a member of our Board of Directors and also an employee, becoming a non-employee director due to termination of employment will not entitle the person to an initial award.
Annual Award
Each non-employee director who has completed at least six months of continuous service as a non-employee director automatically will receive, on the date of each annual meeting of our stockholders, an annual award of RSUs covering a number of shares of our Class A common stock having a grant date fair value (determined in accordance with GAAP) equal to $206,750, rounded down to the nearest whole share. Each annual award will vest on the earlier of (i) the one-year anniversary of the date the annual award is granted or (ii) the day prior to the date of the annual meeting of our stockholders that next follows the grant date of the annual award, subject to continuing to provide service to us through the applicable vesting date.

Change in Control
In the event of a “change in control” (as defined in our 2019 Equity Incentive Plan (the 2019 Plan)), each non-employee director will fully vest in his or her outstanding company equity awards, provided that the non-employee director continues to be a non-employee director through the date of the change in control.
Non-Employee Director Compensation Table
The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors for the year ended December 31, 2024. Ms. Cunningham, Dr. Graham-Cumming, and Dr. Lakhani did not serve as members of our Board of Directors during 2024, and therefore did not receive compensation. Directors who also serve as employees receive no additional compensation for their service as directors. During the fiscal year ended December 31, 2024, Mr. Prince, our Chief Executive Officer, and Ms. Zatlyn, our President, were each a member of our Board of Directors, as well as an employee, and thus received no additional compensation for his or her services as a director. See the section titled “Executive Compensation” for additional information regarding their compensation.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Mark Anderson(3)	7,665	—	7,665
Maria Eitel(4)	37,500	206,713	244,213
Mark Hawkins(5)	50,000	206,713	256,713
Carl Ledbetter	52,000	206,713	258,713
Scott Sandell	36,000	206,713	242,713
Katrin Suder	44,000	206,713	250,713
_______________________
(1)The amounts reported represent the aggregate grant date fair value of the RSUs awarded under our 2019 Plan to our non-employee directors in accordance with the director compensation policy, calculated on the basis of the fair market value of the underlying shares of common stock on the grant date in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in the Notes to our Consolidated Financial Statements included in our 2024 Annual Report. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.
(2)As of December 31, 2024, each non-employee director other than Mr. Anderson held 3,039 unvested RSUs in connection with the annual award of RSUs granted to him or her on the date of our 2024 Annual Meeting in accordance with our director compensation policy (the 2024 Annual Award). 100% of the shares of Class A common stock underlying these RSUs vest on the earlier of (i) June 4, 2025 or (ii) the day prior to the date of the Annual Meeting, subject to the non-employee director's continued service to us through the applicable vesting date.
(3)Mr. Anderson resigned from our Board of Directors on February 29, 2024. Accordingly, his fees for 2024 were prorated for the portion of 2024 in which he served as a director and member of the compensation and nominating and corporate governance committees. Mr. Anderson did not receive a 2024 Annual Award.
(4)Ms. Eitel resigned from our Board of Directors effective as of March 27, 2025. Accordingly, her fees for 2024 were paid in full and her fees for 2025 were prorated for the portion of 2025 in which she served as a director and chair of the nominating and corporate governance committee. Our Board of Directors approved the vesting acceleration of Ms. Eitel's 2024 Annual Award prior to her resignation.
(5)In addition to his 2024 Annual Award, as of December 31, 2024, Mr. Hawkins held 2,303 unvested RSUs in connection with the initial award of RSUs granted to him on the date of our 2022 Annual Meeting in accordance with our non-employee director compensation policy. The shares of Class A common stock underlying these RSUs vest in equal annual installments on each of the first three anniversaries of the date of his appointment as a non-employee director, subject to his continued service to us through each applicable vesting date.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Number of Directors; Board Structure
Our Board of Directors is comprised of nine sitting members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors. One class is elected each year during the annual meeting of stockholders for a term of three years. The term of the Class III directors expires at the Annual Meeting, the term of the Class I directors expires at the 2026 annual meeting of stockholders, and the term of the Class II directors expires at the 2027 annual meeting of stockholders. After their initial terms expire, directors are expected to be elected to hold office for three-year terms and until their successors have been duly elected and qualified, subject to their earlier death, resignation, or removal.
Nominees
Our Class III directors, whose terms will expire at the Annual Meeting, are Stacey Cunningham, Mark Hawkins, and Carl Ledbetter. Our nominating and corporate governance committee has recommended, and our Board of Directors has approved, each of Ms. Cunningham, Mr. Hawkins, and Dr. Ledbetter as nominees for election as Class III directors in the Annual Meeting. If elected, each of Ms. Cunningham, Mr. Hawkins, and Dr. Ledbetter will serve as a Class III director until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal. Each of the nominees is a current Class III director and member of our Board of Directors. For information concerning the nominees, please see “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Ms. Cunningham, Mr. Hawkins, and Dr. Ledbetter. We expect that each of Ms. Cunningham, Mr. Hawkins, and Dr. Ledbetter will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee will leave your shares unvoted on this matter.
Vote Required
The election of directors requires a plurality of the voting power of the shares of our common stock present virtually or by proxy during the Annual Meeting and entitled to vote thereon to be approved. Any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed KPMG LLP (KPMG) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2025, and we are asking you and our other stockholders to ratify this appointment. KPMG has served as our independent registered public accounting firm since 2014.
Our Board of Directors is submitting the appointment of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of KPMG, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of KPMG, our audit committee may reconsider the appointment. Representatives of KPMG will be present during the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the PCAOB. Our audit committee has pre-approved all services performed by KPMG during fiscal year 2024 in accordance with the pre-approval policy.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our company by KPMG for our fiscal years ended December 31, 2024 and 2023.

Fee Category	Fiscal 2024	Fiscal 2023
Audit Fees(1)	$3,679,476	$3,479,250
Audit-Related Fees(2)	$70,000	$68,000
Tax Fees(3)	$270,391	$414,812
All Other Fees(4)	$18,000	$7,500
Total Fees	$4,037,867	$3,969,562
_______________________
(1)Audit Fees consist of fees for professional services provided in connection with the audit of our consolidated financial statements and our internal control over financial reporting, reviews of our quarterly condensed consolidated financial statements, and statutory audits of our international subsidiaries.
(2)Audit-Related Fees consist primarily of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees.”
(3)Tax Fees consist of fees for professional services for tax compliance, tax advice, and tax planning. These services include consultation on tax matters and assistance regarding federal, state, and international tax compliance.
(4)All Other Fees consist of an annual subscription fee to access KPMG's educational content.

Auditor Independence
In our fiscal year ended December 31, 2024, there were no other professional services provided by KPMG, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of KPMG.
Vote Required
The ratification of the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2025 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy during the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee is a committee of our Board of Directors comprised solely of independent directors as required by the listing standards of the NYSE and rules and regulations of the SEC. The audit committee operates under a written charter approved by our Board of Directors, which is available on our website at https://cloudflare.NET. The composition of the audit committee, the attributes of its members, and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee's performance on an annual basis.
With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. Our independent registered public accounting firm, KPMG, is responsible for performing an independent audit of our consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited financial statements with management and KPMG;
•discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and
•received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with KPMG its independence.
Based on the audit committee's review and discussions with management and KPMG, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
Respectfully submitted by the members of the audit committee of our Board of Directors:

Mark Hawkins (Chair)
Carl Ledbetter
Katrin Suder
This report of the audit committee is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and this report and the information contained therein will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act.

PROPOSAL THREE:
ADVISORY VOTE TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) and SEC rules, we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. For a discussion of who our “named executive officers” are, see the section titled “Executive Compensation—Compensation Discussion and Analysis.”

The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee, or our Board of Directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.
You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, which provide a comprehensive review of our executive compensation program and its elements, objectives, and rationale. We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Philosophy and Objectives,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following non-binding resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the Proxy Statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”
Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers, requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect on the outcome of this proposal.

As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our Board of Directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 31, 2025. Each of our executive officers is appointed by, and serves at the discretion of, our Board of Directors.

Name	Age	Position
Matthew Prince	50	Chief Executive Officer and Co-Chair of the Board of Directors
Michelle Zatlyn	45	President and Co-Chair of the Board of Directors
Thomas Seifert	61	Chief Financial Officer
Douglas Kramer	54	Chief Legal Officer and Secretary
For the biographies of Mr. Prince and Ms. Zatlyn, see the section titled "Board of Directors and Corporate Governance."
Thomas Seifert. Mr. Seifert has served as our Chief Financial Officer since June 2017. Prior to joining us, he served as Executive Vice President and Chief Financial Officer of Symantec Corporation, a provider of cybersecurity software and services, from March 2014 to November 2016 and served in an advisory capacity to Symantec from December 2016 to March 2017. From December 2012 to March 2014, Mr. Seifert served as Executive Vice President and Chief Financial Officer of Brightstar Corp., a wireless distribution and services company. From October 2009 to September 2012, he served as Senior Vice President and Chief Financial Officer at Advanced Micro Devices Inc., a semiconductor company, where he additionally served as Interim Chief Executive Officer from January 2011 to August 2011. Mr. Seifert currently serves as a member of the board of directors of First Derivatives plc, an ultra-high-performance analytics software company, and as a member of the board of directors of Wolfspeed, Inc., a semiconductor company. He previously served on the board of directors of CompuGroup Medical SE, an eHealth provider, and IPG Photonics Corporation, a manufacturer of fiber lasers. Mr. Seifert holds a B.A. in Business Administration and an M.B.A. from Friedrich Alexander University, and an M.A. in Mathematics and Economics from Wayne State University.
Douglas Kramer. Mr. Kramer has served as our Chief Legal Officer since January 2024 and our Secretary since August 2019. He also served as our Interim Chief People Officer from September 2024 until April 2025. Mr. Kramer previously served as our General Counsel from August 2016 until December 2023. Prior to joining us, he served as Deputy Administrator of the U.S. Small Business Administration from April 2015 to July 2016. From November 2013 to March 2015, Mr. Kramer served as General Counsel of the United States Agency for International Development. He served in the White House as Staff Secretary and Deputy Assistant to the President of the United States from March 2012 to November 2013, and Associate Counsel and Special Assistant to the President of the United States from September 2010 to March 2012. From July 2009 to September 2010, Mr. Kramer served as Counsel to the Assistant Attorney General for the Antitrust Division of the United States Department of Justice. From July 2006 to June 2009, he served as a Partner with the law firm of Polsinelli PC. From 2001 to 2006, Mr. Kramer was an Associate at the law firm of Covington & Burling LLP. Mr. Kramer holds a B.A. in Philosophy and English from Georgetown University, and a J.D. from the University of Chicago Law School.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
This Compensation Discussion and Analysis provides information regarding the 2024 compensation program for our principal executive officer, our principal financial officer, and each of our two other executive officers at fiscal year-end (our named executive officers). Our named executive officers for the fiscal year ended December 31, 2024 were:

Named Executive Officer	Title
Matthew Prince	Chief Executive Officer and Co-Chair of our Board of Directors (our CEO)
Michelle Zatlyn(1)	President and Co-Chair of our Board of Directors (our President)
Thomas Seifert	Chief Financial Officer (our CFO)
Douglas Kramer	Chief Legal Officer and Secretary (our CLO)
______________________
(1)Ms. Zatlyn was appointed Co-Chair of our Board of Directors on February 5, 2025. Effective as of such date, Ms. Zatlyn continued in her existing role as President but her title no longer includes Chief Operating Officer. During 2024, Ms. Zatlyn served as our President and Chief Operating Officer and was a member of our Board of Directors.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2024. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why our Board of Directors and the compensation committee arrived at the specific compensation decisions for our named executive officers in 2024 and discusses the key factors that were considered in making these decisions.
Executive Summary
Who We Are
We are a leading connectivity cloud company that delivers a broad range of services to businesses of all sizes and in all geographies, making them more secure, enhancing the performance of their business-critical applications, and eliminating the cost and complexity of managing individual network hardware. Our network serves as a scalable, easy-to-use, unified control plane to deliver security, performance, and reliability across on-premises, hybrid, cloud, and software-as-a-service (SaaS) applications. We serve comprehensive customer needs across security and connectivity, and increasingly, the distributed and programmable nature of our network is resulting in customers building their applications on top of our network, too — including both traditional applications and those that are enhanced with artificial intelligence.
2024 Business Highlights
Our 2024 financial highlights included the following:
•Revenue – Total revenue of $1,669.6 million, representing an increase of 29% year-over-year.
•Gross Profit – GAAP gross profit was $1,290.9 million, or 77.3% gross margin, compared to $989.7 million, or 76.3%, in fiscal 2023. Non-GAAP gross profit was $1,313.6 million, or 78.7% gross margin, compared to $1,015.8 million, or 78.3%, in fiscal 2023.

•Operating Income/Loss – GAAP loss from operations was $154.8 million, or 9.3% of total revenue, compared to a GAAP loss from operations of $185.5 million, or 14.3% of total revenue, in fiscal 2023. Non-GAAP income from operations was $230.1 million, or 13.8% of total revenue, compared to non-GAAP income from operations of $122.0 million, or 9.4% of total revenue, in fiscal 2023.
•Net Income/Loss – GAAP net loss was $78.8 million, compared to a GAAP net loss of $183.9 million for fiscal 2023. Non-GAAP net income was $269.0 million, compared to non-GAAP net income of $169.7 million for fiscal 2023. GAAP net loss per basic and diluted share was $0.23, compared to a GAAP net loss per basic and diluted share of $0.55 for fiscal 2023. Non-GAAP net income per diluted share was $0.75, compared to non-GAAP net income per diluted share of $0.49 for fiscal 2023.
•Cash Flow – Net cash flow from operating activities was $380.4 million, compared to $254.4 million for fiscal 2023. Free cash flow was $166.9 million, or 10% of total revenue, compared to $119.5 million, or 9% of total revenue, for fiscal 2023.
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including non-GAAP gross profit, non-GAAP income from operations, non-GAAP loss from operations, non-GAAP net income, non-GAAP net loss, non-GAAP net income per share, non-GAAP net loss per share, and free cash flow. For a full reconciliation for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see Exhibit 99.1 to our Current Report on Form 8-K and our 2024 Annual Report filed with the SEC on February 6, 2025 and February 20, 2025, respectively.
2024 Executive Compensation Highlights
Our Board of Directors and the compensation committee took the following actions with respect to the compensation of our named executive officers for 2024 and 2025:
•Base Salary Increases – During 2024, the annual base salaries of Messrs. Seifert and Kramer were increased to $750,000 and $650,000, respectively, which reflected the first increase in their base salaries since our initial public offering in 2019. The base salaries of Mr. Prince and Ms. Zatlyn (collectively, our Co-Founders) were maintained at their 2023 levels during 2024. In February 2025, we increased the annual base salaries of each of our Co-Founders to $550,000, which reflected the first increase in their base salaries since our initial public offering in 2019.
•No Annual Cash Bonus Program – We did not have a cash bonus program in 2024 for our named executive officers and historically have not maintained an annual cash bonus program for our named executive officers.
•Long-Term Incentive Compensation for Messrs. Seifert and Kramer – In January 2024, we granted to Messrs. Seifert and Kramer long-term incentive compensation opportunities in the form of restricted stock unit (RSU) awards under the 2019 Plan that vest over two years and cover 122,970 and 61,485 shares of our Class A common stock, respectively.
•Long-Term Incentive Compensation for Co-Founders – Mr. Prince and Ms. Zatlyn did not receive any equity awards in 2024 as the compensation committee’s exploration of the appropriate compensation structure for each of them was not yet complete. In February 2025, we granted Mr. Prince and Ms. Zatlyn long-term incentive awards in the form of RSU awards and performance-based RSU (PSU) awards under the 2019 Plan. The size of these awards reflected that, due to the compensation committee devoting time to determine the appropriate award design, the Co-Founders had not received annual equity awards in 2024 and, in the case of Ms. Zatlyn, also factored in Ms. Zatlyn’s assumption of the title and responsibilities of Co-Chair of our Board of Directors.
•2024 Severance Policy – In July 2024, we adopted the Cloudflare, Inc. 2024 Key Executive Change in Control and Severance Policy (the Severance Policy), which is discussed in more detail in “Employment Agreements and Post-Employment Compensation” below. The Severance Policy became effective on September 13, 2024, which is the day after our then-current severance policy expired by its terms.
Pay-for-Performance
We believe our executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our named executive officers with the goal of aligning their interests with those of our stockholders. The annual compensation of our named executive officers typically varies from year to year in a manner that is consistent with our “pay-for-performance” philosophy. Specifically, our executive compensation program emphasizes “variable” pay in the form of equity awards over “fixed” pay in the form of base salary.

Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices that were in effect in 2024:

	What We Do		What We Don't Do

☑	Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our compensation policies and practices.	☒
Limited Perquisites. Perquisites or other personal benefits are not a material part of our compensation program for our named executive officers, and generally are only provided when they serve a legitimate business purpose (such as the security of our Co-Founders).

☑
Retain an Independent Compensation Advisor. The compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management.
☒
Limited Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, except in limited circumstances to achieve specific business objectives.

☑
Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
☒
No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the company.

☑
Use a Pay-for-Performance Philosophy. The majority of our named executive officers’ compensation opportunities consists of long-term incentive compensation in the form of equity awards. As a result of this emphasis on equity awards, a substantial portion of each named executive officer’s target total direct compensation is dependent upon our overall, long-term success (as measured through our stock price), thereby aligning the interests of our named executive officers and our stockholders.

☒
No Special Retirement, Health, or Welfare Benefits. We do not provide our named executive officers with any retirement, health, or welfare benefit programs, other than participation in our broad-based employee plans and programs on the same basis as our other full-time, salaried employees.

☑
Stock Ownership Guidelines. We maintain a stock ownership policy that requires minimum ownership of shares of our common stock by our CEO, President, all Senior Vice Presidents and above (which includes all executive officers who are subject to Section 16 of the Exchange Act), and the non-employee members of our Board of Directors.

☒
No Hedging or Pledging of our Securities. We prohibit, absent a waiver from our CLO or our CFO, our named executive officers and the non-employee members of our Board of Directors from hedging or pledging our securities.

☑
Compensation Recovery (“Clawback”) Policy. We have adopted a compensation recovery (“clawback”) policy that complies with Exchange Act Rule 10D-1 and the applicable listing standards of the NYSE and permits the company to recover annual and long-term incentives from our current and former executive officers.
	☒	No “Single Trigger” Change in Control Severance Payments or Benefits. We do not provide “single trigger” change in control severance payments or benefits to our named executive officers.
Stockholder Advisory Vote on Named Executive Officer Compensation
At the 2024 Annual Meeting, we conducted a “Say-on-Pay” vote. Approximately 81.2% of the shares represented and entitled to vote on the matter (excluding broker non-votes) voted to approve, on an advisory basis, the compensation of our named executive officers. The compensation committee considers the result of the Say-on-Pay vote in determining, or recommending to our Board of Directors for approval, the compensation of our named executive officers. Based on the level of support for our executive compensation philosophy, program, and practices demonstrated by the result of last year’s Say-on-Pay vote, among other factors, our Board of Directors and the compensation committee determined to continue the implementation of our compensation philosophy, including our commitment to link pay to performance and to align the interests of our named executive officers with those of our stockholders.
We value the opinions of our stockholders. Our goal is to be responsive to our stockholders and ensure we understand and address their concerns and observations. The compensation committee will consider the outcome of this year’s Say-on-Pay vote (see Proposal Three in this Proxy Statement), as well as feedback received throughout the year, when making compensation decisions for our named executive officers or making recommendations to our Board of Directors regarding named executive officer compensation.
In addition, consistent with the recommendation of our Board of Directors and the preference of our stockholders as reflected in the non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes held at our 2021 annual meeting of stockholders, we intend to hold future Say-on-Pay votes on an annual basis. Accordingly, following the Annual Meeting, our next Say-on-Pay vote will be conducted at our 2026 annual meeting of stockholders.
Executive Compensation Philosophy and Objectives
Our executive compensation program is designed to:
•attract, motivate, incentivize, and retain employees at the executive level who contribute to our long-term success;
•provide compensation packages to our executives that are fair, easy to understand, and competitive; provide high retention value; and reward high performance and the achievement of our business objectives; and
•effectively align our executives’ interests with those of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.
Generally, we structure the annual compensation of our named executive officers using two principal elements: (1) base salary and (2) long-term incentive compensation opportunities in the form of equity awards. The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our named executive officers and stockholders and to link pay to performance.
We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Compensation-Setting Process
Role of Compensation Committee and Board of Directors
The compensation committee discharges the responsibilities of our Board of Directors relating to the compensation of our named executive officers as set forth in its charter and reports to our Board of Directors on its discussions, decisions, recommendations, and other actions. Generally, the compensation committee makes recommendations to our Board of Directors regarding the compensation for each named executive officer, including our Co-Founders. Our Board of Directors generally makes all final decisions regarding the compensation of our Co-Founders and other named executive officers.
The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our Co-Founders and other named executive officers. In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and considers the performance of our named executive officers, including through formal performance reviews of each of our Co-Founders, when formulating recommendations or making decisions with respect to their compensation.
The compensation committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.
Setting Target Total Direct Compensation
The compensation committee reviews the annual base salary levels and long-term incentive compensation opportunities of our named executive officers at the beginning of each year, or more frequently as warranted.
The compensation committee does not establish a specific target for formulating its recommendations about the target total direct compensation opportunities of our named executive officers. Instead, the members of the compensation committee rely primarily on their general experience, business judgment and subjective considerations of various factors, our executive compensation program objectives, past and expected future company and individual performance, the executive officer’s role and responsibilities within the organization and expected contributions to the company, internal equity among the members of the executive team, compensation practices of our compensation peer group and/or selected broad-based compensation surveys, and the recommendations of our CEO and/or our President (other than with respect to their own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each named executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The compensation committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations or decisions.
The compensation committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our named executive officers. Instead, in making its determinations, the compensation committee reviews information summarizing the compensation paid at a representative group of peer companies and more broad-based compensation surveys to gain a general understanding of market compensation levels.
Role of Management
In discharging its responsibilities, the compensation committee works with members of our management, including our Co-Founders (although our Co-Founders are not present for deliberations and determinations involving their own compensation). Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The compensation committee solicits and reviews proposals from our Co-Founders with respect to program structures, as well as their recommendations for adjustments to annual base salaries, long-term incentive compensation opportunities, and other compensation-related matters for our named executive officers (except with respect to their own compensation) based on our Co-Founders’ evaluation of our other named executive officers’ performance for the prior year.

Our Co-Founders make their recommendations regarding annual base salaries and long-term incentive compensation opportunities for our other named executive officers based on such factors as our Co-Founders deem relevant, such as the company’s overall performance and expected trajectory, the contributions toward these results, and anticipated future contributions, the named executive officer's role and performance of his or her duties and his or her achievement of individual goals, retention considerations, and internal equity considerations.
The compensation committee reviews and discusses our Co-Founders' proposals and recommendations with them when appropriate and considers their proposals and recommendations as one factor in formulating its recommendations for the compensation of our named executive officers, including our Co-Founders. Our Co-Founders also attend meetings of our Board of Directors and the compensation committee at which executive compensation matters are addressed, except with respect to discussions involving their own compensation.
Role of Compensation Consultant
The compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program on an ongoing basis. The compensation consultant reports directly to the compensation committee and its chair and serves at the discretion of the compensation committee, which reviews the engagement annually.
In 2024, the compensation committee continued to engage Compensia, a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our named executive officers and the data analysis and selection of our compensation peer group.
During 2024, Compensia attended the meetings of the compensation committee (both with and without management present) as requested and provided various services, including the following:
•reviewed, researched, and updated our compensation peer group;
•analyzed competitive market data based on our compensation peer group and broad-based compensation survey data for our executive officer positions, including our named executive officers’ positions, and conducted an evaluation of how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;
•reviewed and analyzed the base salary levels and long-term incentive compensation opportunities of our named executive officers, including as compared to our compensation peer group’s practices and broad-based compensation survey data for our executive officer positions;
•reviewed and analyzed the annual cash retainers and long-term incentive compensation opportunities for our non-employee directors under our outside director compensation program;
•reviewed and analyzed our post-employment compensation arrangements in the event of certain specified terminations of employment or a change in control of the company;
•analyzed the adequacy of outstanding executive equity awards and consideration of the need for and appropriateness of future senior executive equity awards, including consideration of our compensation peer group’s practices, retention and motivation considerations, and corporate governance considerations;
•reviewed our equity utilization rates compared to the competitive market and our compensation peer group practices;
•conducted a risk assessment of our executive compensation program;
•reviewed and analyzed the reports on our executive compensation program published by the major proxy advisory firms;
•provided updates on corporate governance and regulatory issues and developments;
•consulted with the compensation committee chair, other committee members, and the other advisors to the compensation committee between compensation committee meetings; and
•provided support on other ad hoc matters throughout the year.
Compensia also coordinated with our management for data collection and job matching for our executive officers. In 2024, Compensia did not provide any other services to us.

The compensation committee has evaluated its relationship with Compensia and determined that such firm is independent and further determined that no conflict of interest has arisen as a result of the work performed by Compensia.
Competitive Positioning
For purposes of assessing our executive compensation against the competitive market for executive talent, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of publicly-traded technology companies against which we compete for executive talent and that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group is only one of several factors that the compensation committee considers, however, in formulating its recommendations for our Board of Directors with respect to the compensation of our named executive officers. The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
In July 2023, the compensation committee, with the assistance of Compensia, reviewed and updated our compensation peer group for use in making decisions and recommendations related to the compensation of our named executive officers for the second half of 2023 and 2024. These updates reflect recent acquisitions, changes in our market capitalization, and recognize our evolving business focus. In evaluating the companies comprising the compensation peer group at that time, Compensia considered the following criteria:
▪publicly-traded companies headquartered in the United States and traded on a major U.S. stock exchange;
▪cloud platform software companies (primary focus) and other software companies (secondary focus);
▪companies with similar revenues – within a range of approximately 0.5x to approximately 3.0x our then-current trailing four quarters revenue of approximately $1.1 billion (approximately $530 million to approximately $3.2 billion);
▪companies with similar market capitalization – within a range of approximately 0.25x to approximately 4.0x our then-current market capitalization of approximately $21.8 billion (approximately $5.5 billion to approximately $87.4 billion); and
▪certain other factors, such as whether the company had a security-related focus, high revenue growth, and/or a high market capitalization to revenue multiple.
Based on a review of the analysis prepared by Compensia, in July 2023 the compensation committee approved an updated compensation peer group consisting of the following companies:

•BILL Holdings	•HubSpot	•Smartsheet
•CrowdStrike Holdings	•MongoDB	•Snowflake
•Datadog	•Okta	•The Trade Desk
•DocuSign	•Palantir Technologies	•Twilio
•Dynatrace	•Paycom Software	•UiPath
•Elastic N.V.	•Paylocity Holding	•Unity Software
•Five9	•Samsara	•Zscaler
The compensation committee made changes to our peer group in July 2023, including removing Coupa Software and Qualtrics International because of their acquisitions and RingCentral which no longer fit within the desired comparative criteria and adding BILL Holdings, Paylocity Holding, and Samsara. This peer group was used as a competitive market reference by the compensation committee for its 2024 executive compensation actions and decisions.
In July 2024, the compensation committee, with the assistance of Compensia, reviewed and updated our compensation peer group for use in making decisions and recommendations related to the compensation of our named executive officers for the second half of 2024 and 2025. In evaluating the companies comprising the compensation peer group at that time, Compensia considered the same criteria as assessed in July 2023 except that the assessment of companies with similar revenue and market capitalization to ours was updated to reflect our then-current trailing four quarters revenue of approximately $1.4 billion and our market capitalization of approximately $26.8 billion. As a result of this reassessment, the compensation committee made two changes to our peer group in July 2024, removing Smartsheet and Five9, with the resulting peer group consisting of:

•BILL Holdings	•HubSpot	•Samsara
•CrowdStrike Holdings	•MongoDB	•Snowflake
•Datadog	•Okta	•The Trade Desk
•DocuSign	•Palantir Technologies	•Twilio
•Dynatrace	•Paycom Software	•UiPath
•Elastic N.V.	•Paylocity Holding	•Unity Software
•Zscaler
The compensation committee used data drawn from the companies in our compensation peer group, as well as Radford survey data drawn from a custom cut of the company’s peer companies that were also participants in the Radford survey, to evaluate the competitive market for executive talent when determining the total direct compensation packages for our named executive officers, including base salary and long-term incentive compensation opportunities.
Compensation Elements
In 2024, the principal elements of our executive compensation program were base salary and long-term incentive compensation in the form of equity awards.
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each executive officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
Historically, we have established the initial base salaries of our named executive officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our named executive officers as part of its annual compensation review, with input from our Co-Founders (except with respect to their own base salaries), and recommends adjustments to our Board of Directors as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.
In January 2024, the compensation committee and our Board of Directors, including the Co-Founders (except with respect to their own base salaries), reviewed the base salaries of our named executive officers after considering the factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Based on this review, the annual base salaries of Mr. Prince and Ms. Zatlyn were maintained at their 2023 levels and the annual base salaries of Messrs. Seifert and Kramer, which had not been increased since our initial public offering in 2019 and, consequently, lagged the competitive market with respect to target total cash compensation for their positions and no longer reflected their then-current contributions to the Company, were increased as follows:

Named Executive Officer	2023 Annual Base Salary ($)	2024 Annual Base Salary ($)	Percentage Increase (%)
Matthew Prince	400,000	400,000	—
Michelle Zatlyn	400,000	400,000	—
Thomas Seifert	650,000	750,000	15.4
Douglas Kramer	550,000	650,000	18.2
The base salaries paid to our named executive officers during 2024 are set forth in the “2024 Summary Compensation Table” below. In February 2025, after a holistic review of our Co-Founders’ compensation and consultation with Compensia, the compensation committee and our Board of Directors increased the annual base salaries of each of the Co-Founders to $550,000, which reflected the first increase in their base salaries since our initial public offering in 2019.

Cash Bonuses
In 2024, as in past years, we did not maintain an annual cash bonus or other incentive plan for our named executive officers. Instead, our Board of Directors relied primarily on the long-term incentive compensation opportunities granted to our executive officers in the form of both previously granted and newly granted options to purchase shares of our common stock and/or RSU awards that may vest and be settled for shares of our common stock to incentivize them to increase the value of our common stock and create sustainable long-term value for our stockholders.
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical component of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our named executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
Long-term incentive compensation opportunities in the form of equity awards generally are granted to our named executive officers by our Board of Directors based on the recommendations of the compensation committee. Historically, we have used stock options and RSU awards to retain, motivate, and reward our named executive officers for long-term increases in the value of our common stock and, thereby, to align their interests with those of our stockholders. Because stock options provide for an economic benefit only in the event that our stock price increases over the exercise price of the option (which exercise price is equal to the fair market value of our common stock as of the date of grant), we believe stock options effectively align the interests of our executive officers with those of our stockholders and provide them with a significant incentive to manage our business from the perspective of an owner with an equity stake in the business. In addition, because they are subject to a multi-year vesting requirement, stock options serve our retention objectives since our named executive officers must remain continuously employed by us through the applicable vesting dates to have an opportunity to exercise their stock options.
With respect to RSU awards, because they have value even in the absence of stock price appreciation, we believe they serve to incent and retain our named executive officers using fewer shares of our common stock than would be the case with a stock option. Since their value increases with any increase in the value of the underlying shares, RSU awards serve as an incentive which aligns with the long-term interests of our named executive officers and stockholders. Unlike stock options, however, RSU awards have real economic value when they vest even if the market price of our Class A common stock declines or stays flat, thus delivering more predictable value to our named executive officers. In addition, because they are subject to a multi-year vesting requirement, RSU awards serve our retention objectives since our named executive officers must remain continuously employed by us through the applicable vesting dates to fully earn these awards.
2024 Equity Awards for Messrs. Seifert and Kramer
In January 2024, the compensation committee recommended to our Board of Directors that RSU awards be granted to Messrs. Seifert and Kramer after considering the factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above, as well as the outstanding equity holdings of each of Messrs. Seifert and Kramer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the median proportions of the companies in our compensation peer group, and the potential voting power dilution to our stockholders in relation to the median practice of the companies in our compensation peer group.
The RSU awards granted to Messrs. Seifert and Kramer had target values of $10 million and $5 million, respectively, with the number of units to be determined based on the average closing market price of our Class A common stock for the trailing 30-trading day period ending on January 23, 2024. On January 24, 2024, our Board of Directors approved the grant of RSU awards to Messrs. Seifert and Kramer as follows:

Named Executive Officer	RSU Award (target value) ($)(1)	RSU Award (number of units) (#)
Thomas Seifert	10,000,000	122,970
Douglas Kramer	5,000,000	61,485
_______________________
(1)This reflects the target value, rather than the grant date fair value, of the RSU awards. For information regarding the aggregate grant date fair value of the RSU awards, including how the aggregate grant date fair value was calculated, see footnote 1 to the "2024 Summary Compensation Table" below.

The RSU awards granted to Messrs. Seifert and Kramer vest in eight equal quarterly installments over a two-year period, with the first vesting date on May 15, 2024, subject to Messrs. Seifert’s and Kramer’s continued service to us through the applicable vesting dates. Each award is subject to the “double trigger” acceleration of vesting provisions applicable to the named executive officers pursuant to the terms of their participation in our Severance Policy (which replaced our Change in Control and Severance Policy (the 2019 Severance Policy) that sunset in September 2024). Each unit represents a right to receive one share of our Class A common stock for each unit that vests.
The equity awards granted to our named executive officers during 2024 are set forth in the “2024 Summary Compensation Table” and the “2024 Grants of Plan-Based Awards Table” below.
2024 and 2025 Equity Awards for our Co-Founders
Our Co-Founders did not receive any equity awards in 2024 as the exploration of the appropriate compensation structure for each of them was not yet complete. This exploration continued into early 2025. The compensation committee worked with Compensia to determine the appropriate structure and size of the potential equity awards, taking into account that the Co-Founders had last received an annual equity award in April 2023, as well as Ms. Zatlyn’s assumption of the title and responsibilities of Co-Chair of our Board of Directors. After significant consideration, the compensation committee recommended to our Board of Directors that our Co-Founders be granted a combination of RSU and PSU awards and, in February 2025, our Board of Directors granted the recommended awards to our Co-Founders.
The RSU awards to our Co-Founders covered 259,672 shares of our Class A common stock to each of our Co-Founders, with the size of these awards reflecting that the Co-Founders had not received annual equity awards in 2024 because the compensation committee had not concluded its assessment of appropriate award structures until 2025. Each RSU award vests over five years in quarterly installments, with the first vesting date on May 15, 2025, subject to the applicable Co-Founder’s continued service to us through the applicable vesting dates. Each RSU award is subject to the “double trigger” acceleration of vesting provisions applicable to the Co-Founders pursuant to the terms of their participation in our Severance Policy.
The PSU awards to each Co-Founder cover 175,111 shares of our Class A common stock, and, similar to the RSU awards, these awards took into consideration the lack of 2024 annual equity awards granted to the Co-Founders. Each PSU award is comprised of six separate tranches that become eligible to vest only if we achieve certain stock price goals (the Stock Price Goals) at any time within seven years of the February 5, 2025 grant date, with the performance period shortened to end upon a change in control of the company. If none of the Stock Price Goals are achieved, no shares subject to the PSU awards will vest. To satisfy a Stock Price Goal, the volume weighted average closing market price over a rolling 90 calendar day period (following the grant date) must equal or exceed the Stock Price Goal, except that in the event of a change in control of the company, achievement of a Stock Price Goal instead will be measured against the change in control price per share of Class A common stock. Upon satisfaction of a Stock Price Goal, 1/6 of the shares subject to the applicable tranche vests on each of our quarterly dates (our quarterly vesting dates are the fifteenth of February, May, August, and November) occurring on or after the date of certification of achievement of the applicable Stock Price Goal for such tranche, subject to the applicable Co-Founder remaining in service to us through the applicable vesting date. In the event of a change in control of the company, these time-based vesting requirements are waived. The Stock Price Goals and the percentage of total shares subject to the PSU awards included in each tranche are as follows:

Tranche Number	Percentage of PSU Award Subject to Tranche (%)	Number of PSU Award Shares Subject to Tranche (#)	Stock Price Goal ($)
1	12.5	21,888	156.00
2	12.5	21,889	203.00
3	12.5	21,889	263.00
4	12.5	21,889	343.00
5	25.0	43,778	446.00
6	25.0	43,778	579.00
Retirement, Health, and Welfare Benefits
Our named executive officers are eligible to receive the same employee benefits that are generally available to all employees, subject to the satisfaction of certain eligibility requirements, including participation in retirement, health, and welfare plans. These benefits include medical, dental, and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, and short-term and long-term disability insurance.
We maintain a tax-qualified Section 401(k) retirement plan for all U.S. employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our Section 401(k) plan, employees may elect to defer up to all eligible compensation, subject to applicable annual Internal Revenue Code (the Code) limits. We intend for our Section 401(k) plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to our Section 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from our Section 401(k) plan. The Section 401(k) plan also permits contributions to be made on a post-tax basis subject to applicable annual Code limits. We have not made any matching contributions to the Section 401(k) plan to date.
We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Personal benefits currently are not a material component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our named executive officers, except as generally made available to our employees or in situations where we believe it is appropriate to serve a legitimate business purpose (such as the security of our Co-Founders), including to assist an individual in the performance of his or her duties or to make him or her more efficient and effective, or to recruit or retain him or her. Our CEO and our President were, however, provided with certain security services during fiscal 2024. We provided these security services because we believe that the personal safety and security of our CEO and our President are of utmost importance to us and our stockholders. We believe that amounts paid by us for those security services have been reasonable, necessary, appropriate, and for the benefit of us and our stockholders.
Our Board of Directors and compensation committee have approved an Air Travel Security Policy, which generally requires each of our Co-Founders to use private aircraft for all business and personal travel. Our Board of Directors and compensation committee approved this policy because they believe that the personal safety and security of our Co-Founders are of utmost importance to us and our stockholders. We believe that amounts paid by us pursuant to the Air Travel Security Policy are reasonable, necessary, appropriate, and for the benefit of us and our stockholders.
Under our Air Travel Security Policy, our Co-Founders generally may not travel on the same flight, no more than five employees who are Senior Vice Presidents or above may travel on the same aircraft, and no more than two non-employee members of our Board of Directors may travel on the same aircraft. If family members and other guests of our Co-Founders (including any other company employees) travel on the private aircraft, the Co-Founder is required to notify the appropriate departments at our company so that the appropriate compensation amount is included in such Co-Founder’s compensation income. Any income or other tax liability arising from this income will not be reimbursed or “grossed up” by the company.
During 2024, none of our named executive officers (except our Co-Founders) received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for any individual.

We have in the past and may in the future provide perquisites or other personal benefits in circumstances in which we think it serves a legitimate business purpose to do so, including but not limited to those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits generally will be approved and subject to periodic review by the compensation committee and our Board of Directors.
Employment Agreements and Post-Employment Compensation
We have entered into written confirmatory employment agreements with our CEO, our President, and our other named executive officers.
Each of these agreements provides for “at-will” employment and sets forth the title and position of the named executive officer, including base salary as then in effect, participation in our employee benefit programs, eligibility for future equity awards, and the opportunity to participate in the Severance Policy or other severance benefit program.
In July 2024, the compensation committee approved the Severance Policy to replace the 2019 Severance Policy, which, by its terms, expired in September 2024. The new Severance Policy became effective on September 13, 2024, which was the day after the 2019 Severance Policy expired. The named executive officers participate in the Severance Policy at benefit levels that are substantially the same payments and benefits, and on substantially the same terms and conditions, as applied to them under the 2019 Severance Policy. For more information on the Severance Policy, see “Potential Payments upon Termination or Change in Control” below.
The Severance Policy provides, and while in effect the 2019 Severance Policy provided, our named executive officers with certain protection in the event of their termination of employment by us other than for “cause,” death, or “disability” (as such terms are defined in their participation agreement to the applicable severance policy then in effect), including in the event of certain terminations of employment in connection with a change in control of the company.
These arrangements provide reasonable compensation to a named executive officer if he or she leaves our employ under certain circumstances to facilitate his or her transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing named executive officer to sign a separation agreement and release of claims acceptable to us as a condition to receiving post-employment compensation payments or benefits. We also believe that the Severance Policy helps, and while in effect the 2019 Severance Policy helped, maintain the named executive officers' continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the company.
Under the Severance Policy, all payments and benefits in the event of a change in control of the company are payable only if there is a subsequent loss of employment by a named executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of a change in control transaction.
Awards subject to performance-based vesting, including the performance-based options granted to Messrs. Seifert and Kramer in 2022 and the PSUs granted to the Co-Founders in 2025, are specifically excluded from coverage under the terms of the Severance Policy. Under the terms of these awards, a termination of employment will not result in the acceleration of vesting, except that the time-based vesting requirements are waived upon a change in control. These provisions foster retention before a change in control, incentivize performance before and in connection with a change in control, and encourage the recipients to maximize the value for our stockholders in a change in control transaction without losing focus or energy due to concern about their post-transaction employment.
We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the company, are essential to attracting and retaining highly qualified executive officers.
For detailed descriptions of the post-employment compensation arrangements with our named executive officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies
Stock Ownership Guidelines
We maintain stock ownership guidelines to help ensure that our Co-Founders, all Senior Vice Presidents and above (which includes all executive officers who are subject to Section 16 of the Exchange Act) (our covered executives), and the non-employee members of our Board of Directors maintain an equity stake in the company and, by doing so, appropriately link their interests with the interests of our stockholders.
The guideline for our Co-Founders requires them to own and hold shares of our Class A common stock and/or Class B common stock with an aggregate value equal to at least five times his or her then-current annual base salary and our other covered executives (including our other named executive officers) to own and hold shares of our Class A common stock and/or Class B common stock with an aggregate value equal to at least one times his or her then-current annual base salary. The guideline for the non-employee members of our Board of Directors requires each director to own and hold shares of our Class A common stock and/or Class B common stock with an aggregate value equal of at least three times his or her annual cash retainer for service on our Board of Directors.
Each incumbent covered executive at the time we adopted these guidelines is required to achieve this accumulated value requirement by the last trading day of 2026 and to maintain such requirement thereafter throughout his or her service as a covered executive subject to these guidelines, while the then-incumbent non-employee members of our Board of Directors are expected to achieve their accumulated value requirement by the last trading day of 2026. New covered executives who are subject to these guidelines and new non-employee directors are required to achieve their accumulated value requirement by the last trading day after the completion of five full calendar years from the date that the person assumes his or her position or joins our Board of Directors, as the case may be.
As of December 31, 2024, all of our named executive officers and non-employee members of our Board of Directors were in compliance with the requirements of these guidelines.
Insider Trading Policy and Hedging and Pledging Prohibitions
We maintain an insider trading policy (the Insider Trading Policy) that governs the purchase, sale, and other dispositions of our securities by directors, officers, employees, and other personnel that we determine should be subject to our Insider Trading Policy (such as certain contractors and consultants) and that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable stock exchange listing requirements. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our 2024 Annual Report. In addition, with regard to our company’s trading in its own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements.
Under our Insider Trading Policy, absent a waiver from our CLO or our CFO, our employees (including our named executive officers) and the non-employee members of our Board of Directors are prohibited from engaging in short sales, trading in derivative securities (other than stock options, RSU awards, and other compensatory awards issued to such individuals by us) or engaging in hedging transactions, pledging our securities as collateral for a loan, and holding our securities in a margin account.
Compensation Recovery (“Clawback”) Policy
We maintain a compensation recovery (“clawback”) policy designed to comply with, and will be interpreted in a manner consistent with, Section 10D of the Exchange Act and the applicable listing standards of the NYSE (the clawback policy). This policy applies to all of our current and former executive officers. The clawback policy provides that, subject to the limited exemptions provided by the NYSE listing standards, if the company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the company must reasonably promptly seek recovery of any cash-based or equity-based incentive compensation (including vested and unvested equity) paid or awarded to the executive officer, to the extent that the compensation (i) was based on a financial reporting measure and (ii) exceeded what would have been paid to the executive officer under the restatement. Recovery applies to any such excess cash- or equity-based incentive compensation received by any covered executive officer, after the effective date of the clawback policy and while he/she was an executive officer, during the three completed fiscal years immediately preceding the date on which our Board of Directors, authorized committee, or officer concludes (or reasonably should have concluded) we are required, or a court, regulator, other legally authorized body requires us, to prepare the restatement. For more information, see the full text of our clawback policy, which is filed as Exhibit 97.1 to our 2024 Annual Report filed with the SEC on February 20, 2025.

Equity Granting Practices
During 2024, we did not grant stock options to any of our named executive officers, and we have never granted stock appreciation rights. Our Board of Directors or compensation committee, as applicable, does not grant equity awards on a predetermined schedule, but typically approves equity awards either at regularly scheduled meetings or to become effective during an open trading window. From time to time, our Board of Directors or compensation committee may grant stock options by unanimous written consent. We have not granted, nor do we intend to grant, stock options in anticipation of the release of material, nonpublic information. Further, we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. Awards to our non-employee directors are granted automatically pursuant to our outside director compensation policy described further in “Non-Employee Director Compensation” above.
Tax and Accounting Considerations
The compensation committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code limits the amount we may deduct from our federal income taxes for compensation paid to our CEO and certain other current or former executive officers who are “covered employees” within the meaning of Section 162(m) of the Code to $1 million per year, per individual, subject to certain exceptions. The compensation committee has not adopted a policy that all equity or other compensation paid to our covered employees must be deductible.
In approving the amount and form of compensation for our named executive officers in the future, the compensation committee generally considers all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code, as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. The compensation committee may, in its judgment, authorize compensation payments that will or may not be deductible when it believes that such payments are appropriate to attract, retain, or motivate executive talent.
Accounting for Stock-Based Compensation
The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (ASC Topic 718), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The compensation committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K for our fiscal year ended December 31, 2024.
Respectfully submitted by the members of the compensation committee of the Board of Directors:

Carl Ledbetter (Chair)
Scott Sandell
This report of the compensation committee is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and this report and the information contained therein will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act.

Compensation Risk Assessment
The compensation committee of our Board of Directors believes that our employee compensation policies and programs do not encourage excessive and unnecessary risk-taking and are not reasonably likely to have a material adverse effect on our company. The compensation committee oversaw the performance of a risk assessment of our compensation policies and programs as generally applicable to our employees to ascertain any potential material risks that may be created by our compensation programs. The compensation committee considered the findings of the assessment conducted by management with the assistance of Compensia, the compensation committee’s compensation consultant, and concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage employees to take excessive or inappropriate risks, and that the level of risk that they might encourage is not reasonably likely to materially harm our business or financial condition, after considering mitigating controls.

2024 Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers during the years ended December 31, 2024, 2023, and 2022.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)		All Other Compensation ($)			Total ($)
Matthew Prince	2024	400,000	—	—		1,681,094	(2)	(3)	2,081,094
Chief Executive Officer	2023	400,000	19,331,393	—		783,957			20,515,350
	2022	400,000	—	—		199,731			599,731
Michelle Zatlyn	2024	400,000	—	—		960,459	(2)	(3)	1,360,459
President	2023	400,000	19,331,393	—		327,456			20,058,849
	2022	400,000	—	—		1,047,900			1,447,900
Thomas Seifert	2024	741,667	10,124,120	—		—			10,865,787
Chief Financial Officer	2023	650,000	12,887,596	3,579,519	(4)	—			17,117,115
	2022	650,000	3,620,445	32,659,669	(5)	—			36,930,114
Douglas Kramer	2024	641,667	5,062,060	—		—			5,703,727
Chief Legal Officer and Secretary	2023	550,000	6,443,798	2,128,363	(4)	—			9,122,161
	2022	550,000	2,262,765	19,419,263	(5)	—			22,232,028
______________________
(1)The amounts reported represent the aggregate grant date fair value of the RSUs awarded under the 2019 Plan to certain of our named executive officers, calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-based vesting conditions for these awards. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in the Notes to our Consolidated Financial Statements included in our 2024 Annual Report. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the executive officers.
(2)The amounts reported for 2024 include the aggregate incremental costs to us of $1,551,141 for the personal use of our leased corporate aircraft by Mr. Prince and his family members and other guests and $953,709 for the personal use of our leased corporate aircraft by Ms. Zatlyn and her family members and other guests. For security reasons, pursuant to our Air Travel Security Policy, the Board of Directors generally requires Mr. Prince and Ms. Zatlyn to use private aircraft for all of their business and personal travel. We determine the incremental cost of this travel based on the invoiced amount from our leased aircraft providers for the variable costs incurred on each trip, consisting of the applicable hourly rate plus ancillary charges. Since the aircraft we lease are used primarily for business travel, the aggregate incremental cost does not include certain fixed costs that do not change based on usage, such as any applicable monthly lease expenses. From time to time, certain family members or other guests will accompany Mr. Prince or Ms. Zatlyn on personal trips when using our leased aircraft.
(3)The amounts reported for 2024 also include $129,953 of costs related to other personal security for Mr. Prince and his family and $6,750 of costs related to other personal security for Ms. Zatlyn and her family.
(4)The amounts reported in 2023 reflect the incremental grant date fair value of the performance-based stock options, calculated in accordance with FASB ASC Topic 718, associated with the amendments to such options that became effective May 1, 2023. The assumptions used in calculating the incremental grant date fair value reported are set forth in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 21, 2024. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the executive officers. For more information regarding the amendments to the performance-based stock options, see the section titled “Compensation Discussion and Analysis – Compensation Elements – Long-Term Incentive Compensation – Amendment of Outstanding Performance Stock Options” in our 2024 proxy statement filed with the SEC on April 19, 2024.
(5)The amounts reported represent the aggregate grant date fair value of the performance-based stock options awarded under the 2019 Plan to certain of our named executive officers, calculated in accordance with FASB ASC Topic 718.

Such grant date fair value does not take into account any estimated forfeitures related to performance or service-based vesting conditions for these awards. The assumptions used in calculating the grant date fair value of the performance-based stock options reported are set forth in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 24, 2023. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the executive officers. For the grants made to Messrs. Seifert and Kramer, the accounting grant date for the performance-based stock options was April 20, 2022, which was the date that the options were amended by the Board of Directors to remove the provision that the options would automatically forfeit if the performance-based options granted to the Co-Founders were not approved by the disinterested stockholders.

Grants of Plan Based Awards in 2024

The following table summarizes all plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2024.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold	Target	Maximum
Matthew Prince		—	—	—	—	—	—	—

Michelle Zatlyn		—	—	—	—	—	—	—

Thomas Seifert	1/24/2024	—	—	—	122,970	—	—	10,124,120	(2)

Douglas Kramer	1/24/2024	—	—	—	61,485	—	—	5,062,060	(2)

_______________________
(1)Shares reported represent awards of RSUs granted under the 2019 Plan. Each award of RSUs is subject to service-based vesting criteria described in the footnotes to the table below titled “Outstanding Equity Awards at Fiscal 2024 Year End,” except as otherwise indicated in the footnotes to this table.
(2)The amounts reported represent the aggregate grant date fair value of the RSUs awarded under the 2019 Plan to certain of our named executive officers, calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-based vesting conditions for these awards. The assumptions used in calculating the grant date fair value of the RSUs reported are set forth in the Notes to our Consolidated Financial Statements included in our 2024 Annual Report. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the executive officers.

Outstanding Equity Awards at Fiscal 2024 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2024.

	Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options					Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
		Exercisable (#)		Unexercisable (#)	Unearned (#)
Matthew Prince	4/19/2023	—		—	—		—	—	172,959	(2)	18,624,225

Michelle Zatlyn	8/8/2017	2,594,852	(3)	—	—		2.04	8/7/2027	—		—
	4/19/2023	—		—	—		—	—	172,959	(2)	18,624,225

Thomas Seifert	7/26/2017	315,341	(3)	—	—		2.04	7/25/2027	—		—
	2/3/2021	—		—	—		—	—	3,135	(4)	337,577
	2/2/2022	—		—	—		—	—	11,337	(5)	1,220,768
	2/14/2022	32,375		—	522,625	(6)	44.72	2/13/2032	—		—
	4/19/2023	—		—	—		—	—	102,494	(7)	11,036,554
	1/24/2024	—		—	—		—	—	76,857	(8)	8,275,962

Douglas Kramer	7/26/2017	60,500	(3)	—	—		2.04	7/25/2027	—		—
	2/3/2021	—		—	—		—	—	1,960	(4)	211,053
	2/2/2022	—		—	—		—	—	7,086	(5)	763,020
	2/14/2022	19,250		—	310,750	(6)	44.72	2/13/2032	—		—
	4/19/2023	—		—	—		—	—	51,247	(7)	5,518,277
	1/24/2024	—		—	—		—	—	38,429	(8)	4,138,035
_______________________
(1)The market value was calculated using the closing market price of a share of our Class A common stock as of December 31, 2024, which was $107.68.
(2)The shares of Class A common stock underlying these RSUs vest in 16 quarterly installments following February 15, 2023, subject to continued service to us through each such date. This award is subject to vesting acceleration under certain circumstances pursuant to the terms of the named executive officer's participation in the Severance Policy, as described in the section titled "Potential Payments upon Termination or Change in Control" below.
(3)The options were granted pursuant to our Amended and Restated 2010 Equity Incentive Plan (the 2010 Plan) and are immediately exercisable, except as otherwise noted below. As of December 31, 2024, the shares of Class B common stock underlying this stock option are fully vested.
(4)The shares of Class A common stock underlying these RSUs vested as to 1/2 of the total shares on February 15, 2023 and the remaining shares vest in 8 quarterly installments thereafter, subject to continued service to us through each such date. This award is subject to vesting acceleration under certain circumstances pursuant to the terms of the named executive officer's participation in the Severance Policy, as described in the section titled "Potential Payments upon Termination or Change in Control" below.
(5)The shares of Class A common stock underlying these RSUs vested as to 1/2 of the total shares on February 15, 2024 and the remaining shares vest in 8 quarterly installments thereafter, subject to continued service to us through each such date. This award is subject to vesting acceleration under certain circumstances pursuant to the terms of the named executive officer's participation in the Severance Policy, as described in the section titled "Potential Payments upon Termination or Change in Control" below.
(6)The options were granted pursuant to our 2019 Plan and are 10-year performance-based options to purchase shares of our Class A common stock that vest and become exercisable only if we achieve certain stock price milestones, and are also subject to additional service-based vesting requirements under which 1/6th of the shares of Class A common stock subject to the applicable tranche vests and becomes exercisable on each of the following quarterly vesting dates (February 15th, May 15th, August 15th, and November 15th) occurring on or after the date of certification of achievement of the applicable stock price milestone for such tranche, subject to continued service to us through each such date. The time-based vesting requirements are waived upon a change in control of the company. As of the date of this Proxy Statement, we have met the stock price milestones for the first three tranches, and therefore, the performance condition was satisfied for the first three tranches for each of Messrs. Seifert and Kramer's performance-based stock options (Performance Options). These Performance Options were amended on May 1, 2023, as described in more detail in the section titled "Compensation Elements – Long-Term Incentive Compensation — Amendment of Outstanding Performance Stock Options" in our 2024 proxy statement filed with the SEC on April 19, 2024.
(7)The shares of Class A common stock underlying these RSUs vest in 12 quarterly installments following May 15, 2023, subject to continued service to us through each such date. This award is subject to vesting acceleration under certain circumstances pursuant to the terms of the named executive officer's participation in the Severance Policy, as described in the section titled "Potential Payments upon Termination or Change in Control" below.
(8)The shares of Class A common stock underlying these RSUs vest in 8 quarterly installments following February 15, 2024, subject to continued service to us through each such date. This award is subject to vesting acceleration under certain circumstances pursuant to the terms of the named executive officer's participation in the Severance Policy, as described in the section titled "Potential Payments upon Termination or Change in Control" below.

Option Exercises and Stock Vested in 2024

The following table presents, for each of the named executive officers, the number of shares of our common stock acquired upon the exercise of stock options and the vesting and settlement of RSUs during 2024 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Matthew Prince	—	—	76,871	6,676,251

Michelle Zatlyn	1,005,136	91,227,657	76,871	6,676,251

Thomas Seifert	410,000	35,562,478	151,922	13,201,636

Douglas Kramer	48,000	4,249,890	80,644	7,036,032
_______________________
(1)The aggregate value realized is calculated by multiplying (i) the number of shares of common stock acquired upon exercise by (ii) the difference between the closing price of our Class A common stock on the date of exercise, as reported by the NYSE, and the applicable exercise price of the option, and does not represent actual amounts received by our named executive officers as a result of the option exercises.
(2)The aggregate value realized is calculated by multiplying (i) the number of shares of common stock acquired upon vesting of RSUs by (ii) the closing price of our Class A common stock on the vest date (or, in the event the vest date occurs on a holiday or weekend, the closing price of our Class A common stock on the immediately preceding trading day), as reported by the NYSE.

Potential Payments upon Termination or Change in Control
In August 2019, our Board of Directors approved change in control and severance benefits for our current named executive officers and certain other key employees pursuant to the 2019 Severance Policy. The 2019 Severance Policy sunset in September 2024.
In July 2024, our Board of Directors adopted and approved change in control and severance benefits for our current named executive officers and certain other key employees (collectively, participants) pursuant to the Severance Policy. The Severance Policy became effective in September 2024 the day after the 2019 Severance Policy expired by its terms. The named executive officers participate in the Severance Policy at benefit levels that are substantially the same payments and benefits, and on substantially the same terms and conditions, as applied to them under the 2019 Severance Policy.
The Severance Policy provides that if we terminate a named executive officer’s employment outside of the period beginning three months prior to and ending 12 months after a “change in control” (as defined in the Severance Policy) (such period, the change in control period) other than for “cause” (as generally defined within the named executive officer’s participation agreement), and other than due to death or disability, the named executive officer will receive:
•a lump sum payment equal to six months of base salary; and
•a lump sum payment equal to 12 months of COBRA continuation coverage premiums.
The following table describes the potential payments that would have been provided to each of our named executive officers pursuant to the Severance Policy in the event that they were involuntarily terminated as described above outside of a change in control period, assuming such termination occurred on December 31, 2024.

Named Executive Officer	Cash Compensation ($)	Health Benefits ($)	Total ($)
Matthew Prince	200,000	25,662	225,662
Michelle Zatlyn	200,000	25,578	225,578
Thomas Seifert	375,000	18,448	393,448
Douglas Kramer	325,000	26,443	351,443
The Severance Policy also provides that if a named executive officer’s employment is terminated during the change in control period either by us other than for cause, and other than due to death or disability, or by the named executive officer due to a “constructive termination” (as generally defined within the executive officer’s participation agreement), the named executive officer will receive:
•a lump sum payment equal to 12 months of base salary;
•a lump sum equal to a prorated target annual bonus for the year of termination;
•100% acceleration of unvested time-based equity awards granted on or after the effective date of the Severance Policy (the terms of the Performance Options specify that such grants will not be considered time-based equity awards for purposes of the Severance Policy and therefore will not be subject to the acceleration of vesting provisions of the Severance Policy); and
•a lump sum payment equal to 12 months of COBRA continuation coverage premiums.
In addition, our equity incentive plans contain certain provisions related to a change in control that could impact awards held by our named executive officers. Our 2019 Plan provides that in the event of a merger or “change in control,” as defined under the 2019 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation does not continue an outstanding award (or some portion of such award), then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. However, the Performance Options granted to Messrs. Seifert and Kramer and the PSU awards granted in 2025 to Mr. Prince and Ms. Zatlyn will not accelerate if not assumed or substituted for by a successor corporation. Instead, the time-based vesting requirement is waived in the event of a change in control (with the performance-based requirements measured pursuant to the award terms), and any shares subject to the Performance Options and any portion of the PSUs that have not vested as of immediately prior to a change in control will be forfeited as of immediately prior to the change in control and will not be eligible for any vesting as a result of the change in control.
Our 2010 Plan provides that, in the event of certain specified significant corporate transactions, each outstanding award will be treated as the administrator determines, unless otherwise provided in an award agreement or other written agreement between us and the award holder. Unless otherwise provided in an award agreement, if a 2010 Plan award is not assumed, continued or substituted for, the award will not vest and will terminate prior to the effective time of the transaction, but for awards held by individuals who have not terminated service with us prior to the corporate transaction, any reacquisition or repurchase rights held by us will lapse, contingent on the effectiveness of such transaction.
The following table describes the potential payments that would have been provided to each of our named executive officers in the event that, during a change in control period or, with respect to the equity acceleration, in connection with or following a change in control, they were involuntarily terminated as described above, assuming such termination occurred on December 31, 2024.

Named Executive Officer	Cash Compensation ($)	Health Benefits ($)	Equity Acceleration ($)(1)	Total ($)
Matthew Prince	400,000	25,662	18,624,225	19,049,887
Michelle Zatlyn	400,000	25,578	18,624,225	19,049,803
Thomas Seifert	750,000	18,448	20,870,861	21,639,309
Douglas Kramer	650,000	26,443	10,630,385	11,306,828
______________________
(1)For each named executive officer, the estimated benefit amount of unvested RSUs was calculated by multiplying the number of unvested RSUs by the closing price of our Class A common stock on December 31, 2024, which was $107.68.
The Severance Policy provides that if we discover after a participant’s receipt of payments or benefits under the Severance Policy that grounds for the termination of the participant’s employment for cause existed, then the participant will not receive any further payments or benefits under the Severance Policy and, to the extent permitted under applicable laws, will be required to repay to us any payments or benefits he or she received under the Severance Policy (and any financial gain derived from such payments or benefits). In addition, a participant’s payments and benefits under the Severance Policy are subject to our clawback policy as in effect at the time the participant is provided a participation agreement (or amendment or restatement of a participation agreement) under the Severance Policy and any other clawback policy we are required to adopt to comply with applicable laws.
In addition, the Severance Policy provides that if any payments or benefits received by a participant under the Severance Policy or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the Code) and be subject to excise taxes imposed by Section 4999 of the Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount results in a greater amount received by the participant on an after-tax basis. The Severance Policy does not require us to provide any tax gross-ups.
To receive the severance described above under the Severance Policy, the participant must sign and not revoke our then-standard separation agreement and release of claims within the timeframe that is set forth in the Severance Policy.

CEO Pay Ratio Disclosure

As required by SEC rules, we are providing the following information about the ratio of the total annual compensation of our "median employee" to the total annual compensation of our CEO (the CEO Pay Ratio).

For fiscal 2024, the total compensation of our CEO was $2,081,094 and the total compensation of our median employee was $151,522. Accordingly, the CEO Pay Ratio for fiscal 2024 is approximately 14:1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

In order to identify our median employee in fiscal 2024, we examined the compensation in 2024 of all our employees globally, including those employed on a full-time, part-time, seasonal or temporary basis by the company as of December 31, 2024, excluding our CEO. For employees paid other than in U.S. dollars, we converted their compensation into U.S. dollars using foreign currency exchange rates in effect as of December 31, 2024. We did not make any cost-of-living adjustments for employees outside the United States. We annualized compensation for employees who were not employed by us for the entire 2024 fiscal year. We used a consistently applied compensation measure consisting of annual base salary and sales commissions paid, if applicable, to identify our median employee for fiscal 2024, with such information based on our payroll records. We believe our methodology represents a consistently applied compensation measure because it reasonably reflects compensation to our employees, striking a balance in terms of administrative burden while consistently treating all the primary compensation components for our worldwide workforce and capturing a full year of each of such primary compensation components.

We calculated our median employee’s fiscal 2024 annual total compensation using the same methodology that we use for our named executive officers as set forth in the “2024 Summary Compensation Table” above. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the “2024 Summary Compensation Table” above.
In selecting the median employee in accordance with Item 402 of Regulation S-K under the Securities Act, reporting companies are permitted to use reasonable estimates, assumptions, and methodologies based on their own facts and circumstances. As a result, the disclosure regarding the compensation of our median employee and the CEO Pay Ratio may not be directly comparable to similar disclosure by other reporting companies.

Pay Versus Performance Disclosure
As required by SEC rules, we are providing the following information about the relationship between executive “compensation actually paid” (CAP) and certain measures of the company’s financial performance. For further information concerning our pay-for-performance philosophy and how our compensation committee aligns executive compensation with the company’s performance, refer to the section titled “Compensation Discussion and Analysis.”
The tabular and narrative disclosures provided below are intended to be calculated in a manner consistent with the applicable SEC rules and may reflect reasonable estimates and assumptions where appropriate.

Pay Versus Performance Table
The following table provides information regarding the CAP to our principal executive officer (PEO) and, as an average, for our other named executive officers (non-PEO NEOs), and select financial performance measures, in each case, during the years ended December 31, 2024, 2023, 2022, 2021, and 2020.

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) ($ in thousands)(7)	Revenue ($ in thousands)(8)
					Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)
2024	2,081,094	6,580,724	5,976,658	15,378,722	631.18	299.72	(78,800)	1,669,626
2023	20,515,350	36,814,134	15,432,708	34,721,558	488.04	219.40	(183,949)	1,296,745
2022	599,731	(123,800,316)	20,203,347	(56,851,765)	265.01	139.00	(193,381)	975,241
2021	400,000	133,649,996	2,803,735	71,405,207	770.81	193.58	(260,309)	656,426
2020	434,722	183,055,568	539,152	97,974,234	445.43	143.89	(119,370)	431,059
_______________________
(1)The amounts reported reflect the total compensation for Mr. Prince (who has been our PEO since co-founding the company in 2009) for each corresponding year in the “Total” column of the 2024 Summary Compensation Table. For more information, see the section titled “2024 Summary Compensation Table.”
(2)The amounts reported represent the amount of CAP to Mr. Prince for the corresponding fiscal year, as computed in accordance with SEC rules as further described below. These amounts do not reflect the actual amount of compensation earned by or paid to Mr. Prince during the applicable year. In accordance with Item 402(v) of Regulation S-K under the Securities Act, the following adjustments were made to Mr. Prince’s total compensation for each year to determine the CAP:

Year	Reported Summary Compensation Table Total for PEO ($)	Less: Reported Value of Equity Awards ($)(a)	Add: Equity Award Adjustments ($)(b)	Compensation Actually Paid to PEO ($)

2024	2,081,094	—	4,499,630	6,580,724
2023	20,515,350	19,331,393	35,630,177	36,814,134
2022	599,731	—	(124,400,047)	(123,800,316)
2021	400,000	—	133,249,996	133,649,996
2020	434,722	—	182,620,846	183,055,568
_______________________
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the 2024 Summary Compensation Table for the applicable year. For more information, see the section titled “2024 Summary Compensation Table.” We have never provided pension benefits to our NEOs; therefore, no adjustments to the 2024 Summary Compensation Table total for changes in pension values are necessary.
(b)The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate the fair value were updated as of each measurement date and will differ from those disclosed as of the grant date. The methodology used to develop the valuation assumptions as of each applicable measurement date is consistent with those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year-End Fair Value of Equity Awards Granted in the Year and that are Outstanding and Unvested ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that are Outstanding and Unvested ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Prior Year-End Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)

2024	—	4,223,658	—	275,971	—	—	4,499,630
2023	20,800,846	—	3,538,488	11,290,843	—	—	35,630,177
2022	—	(64,717,501)	—	(59,682,546)	—	—	(124,400,047)
2021	—	97,142,504	—	36,107,493	—	—	133,249,996
2020	—	162,057,497	—	20,563,348	—	—	182,620,846
_______________________
For purposes of calculating the CAP to our PEO, compensation related to equity awards was remeasured. For RSUs, the fair values and the change in fair values were determined by the closing price of our common stock at each applicable fiscal year-end date or, in the case of vested awards, the stock price on the vesting date. For stock options, a Black-Scholes-Merton option valuation model (BSM model) was used as of the applicable year-end date or, in the case of vested options, the vesting date. Similarly, for unvested performance stock options, a Monte Carlo simulation model in conjunction with the BSM model was used. The BSM model and Monte Carlo Simulation model require assumptions and judgments regarding the variables used in the calculation, including the expected remaining term, expected volatility, expected risk-free interest rate, and the expected dividend yield. The assumptions used varied by measurement date and the range of these assumptions used for each fiscal year end are as follows:

	Year Ended December 31,
	2024	2023	2022	2021	2020	2019
Expected remaining term (in years)	2.0 - 2.5	1.0 - 1.5	1.5	1.5 - 2.5	2.0 - 3.0	2.5 - 3.5
Expected volatility	55.89% - 82.16%	63.88% - 93.37%	62.67% - 88.34%	57.40% - 66.52%	38.09% - 67.60%	34.84% - 36.30%
Expected risk-free interest rate	4.01% - 4.65%	3.82% - 5.34%	0.69% - 4.52%	0.11% - 0.85%	0.11% - 1.57%	1.59% - 1.63%
Expected dividend yield	—	—	—	—	—	—
______________________
(3)The amounts reported represent the average of the amounts reported for the non-PEO NEOs in the “Total” column of the 2024 Summary Compensation Table in each applicable year. The names of each of the non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: Michelle Zatlyn, Thomas Seifert, and Douglas Kramer.
(4)The amounts reported represent the average amount of CAP to the non-PEO NEOs specified in footnote (3), as computed in accordance with SEC rules. These amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs during the applicable year. In accordance with Item 402(v) of Regulation S-K under the Securities Act, the following adjustments were made to average total compensation for the non-PEO NEOs for each year to determine the CAP, using the same methodology described above in footnote (2), including with respect to the remeasurement of compensation related to equity awards:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Less: Average Reported Value of Equity Awards ($)	Add: Average Equity Award Adjustments ($)(a)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2024	5,976,658	5,062,060	14,464,124	15,378,722
2023	15,432,708	14,790,223	34,079,072	34,721,558
2022	20,203,347	19,320,714	(57,734,399)	(56,851,765)
2021	2,803,735	2,270,402	70,871,874	71,405,207
2020	539,152	—	97,435,081	97,974,234
_______________________

(a)The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year-End Fair Value of Equity Awards Granted in the Year and that are Outstanding and Unvested ($)	Average Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that are Outstanding and Unvested ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Average Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Prior Year-End Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Average Equity Award Adjustments ($)

2024	4,137,999	8,148,833	1,892,003	285,290	—	—	14,464,124
2023	14,045,019	11,603,751	2,314,766	6,115,537	—	—	34,079,072
2022	6,724,110	(34,558,762)	—	(29,899,746)	—	—	(57,734,399)
2021	3,572,548	48,739,135	—	18,560,191	—	—	70,871,874
2020	—	84,826,382	—	12,608,699	—	—	97,435,081
_______________________
(5)Total shareholder return (TSR) is the value of $100 at the end of the measurement period assuming invested in the company’s Class A common stock as of the beginning of the measurement period and reinvesting all dividends. The company has not paid dividends historically.
(6)Peer group TSR is the value of $100 at the end of the measurement period assuming invested in the peer group index as of the beginning of the measurement period using a total return methodology, in order to take into account cumulative amount of dividends for the measurement period as required by Item 201(e) of Regulation S-K. The peer group used for this purpose is the following published industry index: Standard & Poor 500 Information Technology Index (the Index), as used in the company’s stock performance graph included in our 2024 Annual Report.
(7)The amounts reported represent our net income (loss), as reflected in the company’s audited financial statements for the applicable year as included in our 2024 Annual Report.
(8)The amounts reported represent our revenue, as reflected in the company’s audited financial statements for the applicable year as included in our 2024 Annual Report. While we use several financial performance measures for purposes of our compensation programs, we have determined that revenue is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link CAP to the named executive officers, for the most recently completed fiscal year, to the company’s performance.

Tabular List of Financial Performance Measures
The following table includes the three financial performance measures that we believe represent our most important financial performance measures we used to link CAP to company performance. As described in greater detail in the section titled “Compensation Discussion and Analysis,” the company’s executive compensation program reflects a pay-for-performance philosophy. The most important financial performance measure used by the company to link executive compensation actually paid to the named executive officers, for the most recently completed fiscal year, to the company’s performance is revenue.

2024 Financial Performance Measures
Revenue
Gross Margin
Stock Price

Analysis of the Information Presented in the Pay Versus Performance Table
As required by SEC rules, we are providing the following graphical descriptions of the relationships between information presented in the Pay Versus Performance Table.
Compensation Actually Paid and Total Shareholder Return
The following graph shows the relationships between the amount of CAP to Mr. Prince, the average amount of CAP to the non-PEO NEOs, the company’s cumulative TSR, and the cumulative TSR of the company’s peer group over the five years presented in the Pay Versus Performance Table.

Compensation Actually Paid vs. Total Shareholder Return
Compensation Actually Paid
Total Shareholder Return
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$-
$(50,000,000)
$(100,000,000)
$(150,000,000)
$900
$800
$700
$600
$500
$400
$300
$200
$100
$-
$183,055,568
$97,974,234
$445
$144
$771
$133,649,996
$71,405,207
$194
$(123,800,316)
$(56,851,765)
$265
$139
$36,814,134
$34,721,557
$488
$219
$6,580,724
$15,378,722
$631
$300
2020
2021
2022
2023
2024
Fiscal Year
Compensation Actually Paid to PEO
Average Compensation Actually Paid To Other NEOs
Company Total Shareholder Return
Peer Group Total Shareholder Return

Compensation Actually Paid and Net Income (Loss)
The following graph shows the relationships between the amount of CAP to Mr. Prince, the average amount of CAP to the non-PEO NEOs, and the company’s net income (loss) over the five years presented in the Pay Versus Performance Table.

Compensation Actually Paid vs. Net Income (Loss)
Compensation Actually Paid
Net Income (Loss)
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$-
$(50,000,000)
$(100,000,000)
$(150,000,000)
$-
$(50,000)
$(100,000)
$(150,000)
$(200,000)
$(250,000)
$(300,000)
$183,055,568
$97,974,234
$(119,370)
$133,649,996
$71,405,207
$(260,309)
$(123,800,316)
$(56,851,765)
$(193,381)
$36,814,134
$34,721,557
$(183,949)
$6,580,724
$15,378,722
$(78,800)
2020
2021
2022
2023
2024
Fiscal Year
Compensation Actually Paid to PEO
Average Compensation Actually Paid To Other NEOs
Net Income / (Loss) (in thousands)

Compensation Actually Paid and Revenue
The following graph shows the relationships between the amount of CAP to Mr. Prince, the average amount of CAP to the non-PEO NEOs, and the company’s revenue over the five years presented in the Pay Versus Performance Table.

Compensation Actually Paid vs. Revenue
Compensation Actually Paid
Revenue
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$-
$(50,000,000)
$(100,000,000)
$(150,000,000)
$1,800,000
$1,600,000
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$-
$183,055,568
$97,974,234
$133,649,996
$71,405,207
$(123,800,316)
$(56,851,765)
$36,814,134
$34,721,557
$6,580,724
$15,378,722
$431,059
$656,426
$975,241
$1,296,745
$1,669,626
2020
2021
2022
2023
2024
Fiscal Year
Compensation Actually Paid to PEO
Average Compensation Actually Paid To Other NEOs
Revenue (in thousands)

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of December 31, 2024. Information is included for equity compensation plans approved by our stockholders. In addition, information is included for an equity compensation plan that we have assumed in connection with an acquisition, which plan has not been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by stockholders
2010 Equity Incentive Plan(2)	4,539,965	2.37	—
2019 Equity Incentive Plan(3)(4)	16,295,606	53.28	69,011,658
2019 Employee Stock Purchase Plan(5)	—	—	16,892,245
Equity compensation plans not approved by stockholders(6)	61,513	20.58	—
Total	20,897,084	26.92	85,903,903
_______________________
(1)RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(2)As a result of our IPO and the adoption of the 2019 Plan, we no longer grant awards under the 2010 Plan; however, all outstanding awards under the 2010 Plan remain subject to the terms of the 2010 Plan. The number of shares underlying stock options or RSUs granted under the 2010 Plan that expire or terminate or are forfeited or repurchased by the company under the 2010 Plan, tendered to or withheld by the company for payment of an exercise price or for tax withholding, or repurchased by the company due to failure to vest, up to a maximum of 37,326,953 shares, will be automatically added to the shares of Class A common stock available for issuance under the 2019 Plan.
(3)Our 2019 Plan provides that the number of shares of Class A common stock available for issuance under the 2019 Plan will automatically increase on the first day of each fiscal year beginning with the 2021 fiscal year, in an amount equal to the least of (i) 29,335,000 shares, (ii) five percent (5%) of the outstanding shares of all classes of common stock of the company on the last day of the immediately preceding fiscal year, or (iii) such other amount as the compensation committee of the Board of Directors may determine.
(4)Includes up to 572,560 shares of Class A common stock to be issued pursuant to outstanding performance-based restricted stock units, which reflects the number of shares to be issued assuming the relevant performance conditions are achieved at the maximum level, which is equal to 200% of the target amount.
(5)Our 2019 Employee Stock Purchase Plan (ESPP) provides that the number of shares of Class A common stock available for issuance under the ESPP will automatically increase on the first day of each fiscal year beginning with the 2021 fiscal year, in an amount equal to the least of (i) 5,870,000 shares, (ii) one percent (1%) of the outstanding shares of all classes of common stock of the company on the last day of the immediately preceding fiscal year, or (iii) such other amount as the compensation committee of the Board of Directors may determine.
(6)Consists of shares issuable under the Area 1 Security, Inc. 2013 Stock Incentive Plan, which has been assumed by us in connection with our acquisition of Area 1 Security, Inc. in April 2022. A description of the Area 1 Security, Inc. 2013 Stock Incentive Plan is set forth in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 21, 2024.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of March 31, 2025 for:
•each of our named executive officers;
•each of our directors and director nominees;
•all of our executive officers and directors as a group; and
•each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock and Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of percentage of beneficial ownership on 309,991,032 shares of our Class A common stock and 36,537,854 shares of our Class B common stock outstanding on March 31, 2025. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2025 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2025 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Cloudflare, Inc., 101 Townsend Street, San Francisco, California 94107. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
	Class A		Class B		Total Voting %†
	Shares	%	Shares	%
Named Executive Officers and Directors:
Matthew Prince(1)	32,200	*	28,148,285	77.0%	41.7%
Michelle Zatlyn(2)	51,815	*	9,521,457	24.4%	10.5%
Thomas Seifert(3)	189,776	*	572,566	1.6%	*
Douglas Kramer(4)	151,214	*	82,694	*	*
Stacey Cunningham	—	*	—	*	*
John Graham-Cumming(5)	529,753	*	—	*	*
Mark Hawkins	7,476	*	—	*	*
Karim Lakhani	3,333	*	—	*	*
Carl Ledbetter(6)	1,099,752	*	—	*	*
Scott Sandell(7)	217,859	*	—	*	*
Katrin Suder	38,182	*	—	*	*
All executive officers and directors as a group (11 persons)(8)	2,037,754	*	35,685,398	97.8%	53.1%

Greater than 5% Stockholders:
Capital World Investors(9)	33,714,315	10.9%	—	*	5.0%
The Vanguard Group(10)	30,836,909	9.9%	—	*	4.6%
Baillie Gifford & Co(11)	27,425,821	8.8%	—	*	4.1%
Morgan Stanley(12)	23,602,808	7.6%	—	*	3.5%
BlackRock, Inc.(13)	16,649,551	5.4%	—	*	2.5%
______________________
* Represents less than one percent (1%).

† Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of our Class A common stock is entitled to one vote per share, and each holder of our Class B common stock is entitled to 10 votes per share on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by our amended and restated certificate of incorporation or by law.
(1)Includes (i) 7,726,719 shares of Class B common stock held of record by The Matthew Prince Revocable Trust dated October 29, 2015, for which Mr. Prince serves as a trustee; (ii) 2,054,420 shares of Class B common stock held of record by The Matthew Prince 2023 Grantor Retained Annuity Trust dated May 22, 2023, for which Mr. Prince serves as co-trustee and investment advisor; (iii) 2,374,621 shares of Class B common stock held of record by The Matthew Prince 2023 Grantor Retained Annuity Trust #2 dated August 14, 2023, for which Mr. Prince serves as co-trustee and investment advisor; (iv) 6,928,408 shares of Class B common stock held of record by The Prince Family Nonexempt Irrevocable Trust dated March 29, 2016, for which Mr. Prince serves as an investment advisor; (v) 1,060,000 shares of Class B common stock held of record by The Prince Family Exempt Irrevocable Trust dated March 29, 2016, for which Mr. Prince serves as an investment advisor; (vi) 4,000,000 shares of Class B common stock held of record by The Matthew Prince 2024 Grantor Retained Annuity Trust dated May 20, 2024, for which Mr. Prince serves as co-trustee and investment advisor; (vii) 4,004,117 shares of Class B common stock held of record by The Matthew Prince 2024 Grantor Retained Annuity Trust #2 dated August 20, 2024, for which Mr. Prince serves as co-trustee and investment advisor; and (viii) 32,200 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of March 31, 2025.
(2)Includes (i) 888,728 shares of Class B common stock held of record by The Sutherland/Zatlyn Revocable Trust dated November 17, 2016, for which Ms. Zatlyn serves as co-trustee; (ii) 19,615 shares of Class A common stock and 1,370,612 shares of Class B common stock held of record by The SZ 2021 Irrevocable Trust dated November 6, 2021, for which Ms. Zatlyn serves as appointer; (iii) 351,505 shares of Class B common stock held of record by The SZ 2020 Irrevocable Trust dated November 25, 2020, for which Ms. Zatlyn serves as an investment advisor; (iv) 948,175 shares of Class B common stock held of record by The Sutherland/Zatlyn 2023 Annuity Trust dated May 24, 2023, for which Ms. Zatlyn serves as co-trustee; (v) 162,968 shares of Class B common stock held of record by The Sutherland/Zatlyn 2023 Annuity Trust II dated August 29, 2023, for which Ms. Zatlyn serves as co-trustee; (vi) 1,189,225 shares of Class B common stock held of record by The Sutherland/Zatlyn 2024 Annuity Trust dated May 29, 2024, for which Ms. Zatlyn serves as co-trustee; (vii) 1,200,000 shares of Class B common stock held of record by The Sutherland/Zatlyn 2024 Annuity Trust II dated August 19, 2024, for which Ms. Zatlyn serves as co-trustee; (viii) 1,000,000 shares of Class B common stock held of record by The Sutherland/Zatlyn 2024 Annuity Trust III dated November 12, 2024, for which Ms. Zatlyn serves as co-trustee; (ix) 2,410,244 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2025, all of which are fully vested; and (x) 32,200 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of March 31, 2025.
(3)Includes (i) 68,369 shares of Class A common stock and 8,925 shares of Class B common stock held of record by Mr. Seifert; (ii) 200,000 shares of Class B common stock held of record by Center Court Partners LTD, for which Mr. Seifert serves as partner; (iii) 61,100 shares of Class B common stock held of record by Center Court 2020 Trust 1 dated December 11, 2020, for which Mr. Seifert serves as trustee; (iv) 61,100 shares of Class B common stock held of record by Center Court 2020 Trust 2 dated December 11, 2020, for which Mr. Seifert serves as trustee; (v) 61,100 shares of Class B common stock held of record by Center Court 2020 Trust 3 dated December 11, 2020, for which Mr. Seifert serves as trustee; (vi) 180,341 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2025, all of which are fully vested; (vii) 69,375 shares of Class A common stock subject to performance-based stock options exercisable within 60 days of March 31, 2025, of which 50,875 shares are fully vested as of March 31, 2025; and (viii) 52,032 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of March 31, 2025.
(4)Includes (i) 83,665 shares of Class A common stock and 33,675 shares of Class B common stock held of record by Mr. Kramer; (ii) 49,019 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2025, all of which are fully vested; (iii) 41,250 shares of Class A common stock subject to performance-based stock options exercisable within 60 days of March 31, 2025, of which 30,250 shares are fully vested as of March 31, 2025; and (iv) 26,299 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of March 31, 2025.
(5)Includes (i) 499,503 shares of Class A common stock held of record by Dr. Graham-Cumming and (ii) 30,250 shares of Class A common stock subject to performance-based stock options exercisable within 60 days of March 31, 2025, all of which are fully vested as of March 31, 2025.
(6)Includes (i) 1,084,364 shares of Class A common stock held of record by the Carl S. Ledbetter Trust dated February 14, 2020, for which Dr. Ledbetter serves as trustee, and (ii) 15,388 shares of Class A common stock held of record by Dr. Ledbetter.

(7)Includes (i) 6,325 shares of Class A common stock held of record by Mr. Sandell; (ii) 37,000 shares of Class A common stock held of record by the Pendleton 2020 GRAT dated December 21, 2020, for which Mr. Sandell serves as trustee; and (iii) 174,534 shares of Class A common stock held of record by the Blue Mountain Trust dated April 29, 2019, for which Mr. Sandell serves as trustee.
(8)Includes (i) 2,037,754 shares of Class A common stock and 35,685,398 shares of Class B common stock beneficially owned by our executive officers and directors; (ii) 2,639,604 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2025 and held by our executive officers and directors, all of which are fully vested; (iii) 140,875 shares of Class A common stock subject to performance-based stock options exercisable within 60 days of March 31, 2025 and held by our executive officers and directors, of which 111,375 shares are fully vested as of March 31, 2025; and (iv) 142,731 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of March 31, 2025.
(9)According to a Schedule 13G/A filed with the SEC on July 10, 2024 reporting stock ownership as of June 28, 2024, consists of 33,714,315 shares of Class A common stock held of record by Capital World Investors and/or one or more of its investment management subsidiaries and affiliates, which may include Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (collectively, Capital World Investors). Of the shares of Class A common stock beneficially owned, Capital World Investors reported that it had sole voting power with respect to 33,657,295 shares and sole dispositive power with respect to 33,714,315 shares. The address for Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.
(10)According to a Schedule 13G/A filed with the SEC on April 7, 2025 reporting stock ownership as of March 31, 2025, consists of 30,836,909 shares of Class A common stock held of record by The Vanguard Group. Of the shares of Class A common stock beneficially owned, The Vanguard Group reported that it had shared voting power with respect to 241,074 shares, shared dispositive power with respect to 797,998 shares, and sole dispositive power with respect to 30,038,911 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(11)According to a Schedule 13G/A filed with the SEC on April 17, 2025 reporting stock ownership as of March 31, 2025, consists of 27,425,821 shares of Class A common stock held of record by Baillie Gifford & Co (Baillie Gifford) and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisor clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds, or other institutional clients. Of the shares of Class A common stock beneficially owned, Baillie Gifford reported that it had sole voting power with respect to 18,901,915 shares and sole dispositive power with respect to 27,425,821 shares. The address for Baillie Gifford is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.
(12)According to a Schedule 13G/A filed with the SEC on November 8, 2024 reporting stock ownership as of September 30, 2024, consists of 23,602,808 shares of Class A common stock held of record by Morgan Stanley and/or by certain operating units of Morgan Stanley and its subsidiaries and affiliates, including Morgan Stanley Investment Management Inc. Of the shares of Class A common stock beneficially owned, Morgan Stanley reported that it had shared voting power with respect to 20,759,554 shares and shared dispositive power with respect to 23,602,808 shares, and Morgan Stanley Investment Management Inc. reported that it had shared voting power with respect to 20,112,383 shares and shared dispositive power with respect to 22,669,758 shares. The address for Morgan Stanley and Morgan Stanley Investment Management Inc. is 1585 Broadway, New York, New York 10036.
(13)According to a Schedule 13G/A filed with the SEC on January 29, 2024 reporting stock ownership as of December 31, 2023, consists of 16,649,551 shares of Class A common stock held of record by BlackRock, Inc. (BlackRock), as parent holding company for certain of its subsidiaries. Of the shares of Class A common stock beneficially owned, BlackRock reported that it had sole voting power with respect to 15,115,637 shares and sole dispositive power with respect to 16,649,551 shares. The address for BlackRock is 50 Hudson Yards, New York, New York 10001.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements, discussed in the section titled "Executive Compensation," the following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors (including director nominees), executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Employment Agreement with Mark Anderson
In February 2024, we hired Mark Anderson, who was a member of our Board of Directors at that time, as our President of Revenue. Pursuant to Mr. Anderson's employment agreement, he receives an annual base salary of $1,000,000, is eligible to earn commission compensation pursuant to a sales commission plan based on a per-fiscal year target commission compensation of $1,000,000, and received a one-time signing bonus of $15,000,000. Also pursuant to his employment agreement, Mr. Anderson received equity grants pursuant to the 2019 Plan of (i) 430,822 RSUs that vest quarterly over a four-year period subject to his continued employment with us and (ii) a grant of performance-based RSUs covering an aggregate of 225,000 shares of Class A common stock subject to his continuing employment with us and our company achieving target levels of sales performance, with no shares awarded if performance is below the threshold achievement level and up to 450,000 shares of Class A common stock for maximum performance achievement levels. Mr. Anderson is also eligible to participate in the Severance Policy, the ESPP, and standard employee benefit programs, and is eligible for reimbursement of up to $500,000 per year for certain business air travel expenses incurred that are not otherwise covered by our global travel and expense policy. Subsequent to his appointment as our President of Revenue, Mr. Anderson resigned from our Board of Directors, effective February 29, 2024.
Prior Employment Agreement with John Graham-Cumming
In March 2025, Dr. Graham-Cumming was appointed as a member of our Board of Directors. He served as our Chief Technology Officer from 2016 until March 2025. Prior to his resignation as our Chief Technology Officer, Dr. Graham-Cumming’s employment agreement with the Company provided for an annual base salary of €460,000 (approximately $497,000 based on a monthly average foreign exchange rate during 2024). Also during 2024, he received an award of 30,742 restricted stock units granted under the 2019 Plan that vest quarterly over a four-year period, subject to his continued service to the Company. In connection with joining our Board of Directors, Dr. Graham-Cumming agreed to forfeit all unvested portions of his outstanding Company equity awards that he previously received as an employee of the Company. From January 2025 until March 2025, Dr. Graham-Cumming received approximately €195,000 (approximately $205,000 based on a monthly average foreign exchange rate during the same time period) in compensation.
Leased Aircraft
Mr. Prince, our Chief Executive Officer and Co-Chair of our Board of Directors, beneficially owns an aircraft through an affiliate. Beginning in August 2024, we lease the aircraft on a non-exclusive basis from Mr. Prince’s affiliate for Mr. Prince’s business and personal travel that is required pursuant to our Air Travel Security Policy. We do not have any minimum use requirements with respect to the leased aircraft, and the lease may be terminated by us upon 90 days’ prior written notice. Our compensation committee reviewed and approved the lease terms, which are based on competitive analyses of comparable chartered aircraft rates provided periodically by a third-party aviation consultant who was engaged to advise the compensation committee, and our audit committee approved the resulting related party transaction. The hourly costs under the lease from Mr. Prince’s affiliate are less than the hourly costs we pay our existing third party leased aircraft providers for the travel of Ms. Zatlyn, our President and Co-Chair of our Board of Directors. For use of the leased aircraft from January 1, 2024 to December 31, 2024, we paid an aggregate of $1.9 million to Mr. Prince’s affiliate.
Limitation of Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws, and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Policies and Procedures for Related Party Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.
We have adopted a formal written policy providing that our audit committee must approve or ratify any related party transaction. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. In approving or rejecting any such transaction, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, whether such transaction would impair the independence of an outside director, and the extent of the related person’s interest in the transaction. Any member of the audit committee who has an interest in a potential related party transaction under discussion will abstain from voting on the approval of such transaction. If a related party transaction will be ongoing, the audit committee may establish guidelines for us to follow in our ongoing dealings with the related party.

OTHER MATTERS
Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers, and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2024, all Section 16(a) filing requirements were satisfied on a timely basis, with the exception of Ms. Janel Riley, our chief accounting officer, who failed to timely report a sale of Class A common stock pursuant to a Rule 10b5-1 trading plan on May 29, 2024 (and was filed on August 16, 2024).
2024 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2024 are included in our 2024 Annual Report, which we will make available to stockholders at the same time as this Proxy Statement. Our 2024 Annual Report and this Proxy Statement are posted on our website at https://cloudflare.NET and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our 2024 Annual Report without charge by sending a written request to Cloudflare, Inc., Attention: Investor Relations, 101 Townsend Street, San Francisco, California 94107.
*    *    *
Our Board of Directors knows of no other matters that will be presented for consideration during the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.
It is important that your shares of our common stock be represented during the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS
San Francisco, California
April 21, 2025

CLOUDFLARE, INC.
101 TOWNSEND STREET
SAN FRANCISCO, CA 94107

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on June 4, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NET2025**

The meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively via live webcast. You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on June 4, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V71466-P28033 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLOUDFLARE, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

	For All	Withhold All	For All Except
1. Election of Class III directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Stacey Cunningham
02) Mark Hawkins
03) Carl Ledbetter

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The company will be hosting the meeting exclusively online via live webcast. To attend the meeting, please visit www.virtualshareholdermeeting.com/NET2025 and be sure to have the information that is printed in the box marked by the arrow.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V71467-P28033

CLOUDFLARE, INC.
Annual Meeting of Stockholders
June 5, 2025, 8:30 AM Pacific Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Matthew Prince, Michelle Zatlyn and Thomas Seifert, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CLOUDFLARE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, PT on June 5, 2025, at www.virtualshareholdermeeting.com/NET2025, and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The above named proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Continued and to be signed on reverse side